Form 10-K, Exhibit 13
SOUTHWEST WATER CO
filed 1995-03-31
CIK 92472

                                                                    EXHIBIT 13.1

Southwest Water Company And Subsidiaries

SELECTED FINANCIAL DATA

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Years Ended December 31,
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    (Not covered by Independent Auditors' Report)
---------------------------------------------------------------------------------------------------------------------------------
                                                             1994            1993            1992            1991            1990
---------------------------------------------------------------------------------------------------------------------------------
Summary Of Operations
Operating revenues                                    $50,932,000     $48,218,000     $44,482,000     $38,802,000     $41,089,000
Operating income                                      $ 3,849,000     $ 3,421,000     $ 5,305,000     $   996,000     $ 5,251,000
Litigation settlements                                $        --     $(1,437,000)    $        --     $        --     $        --
Gain on condemnation and sale of land                 $        --     $    67,000     $        --     $   274,000     $ 1,265,000
Gain on settlement of estate with
  related party                                       $        --     $        --     $        --     $   450,000     $        --
Net income                                            $ 1,057,000     $   127,000     $ 2,300,000     $   206,000     $ 3,310,000
Net income available for common shares                $ 1,029,000     $    99,000     $ 2,271,000     $   176,000     $ 3,280,000
---------------------------------------------------------------------------------------------------------------------------------
Common Share Data*
Primary earnings per share                            $       .43     $       .04     $       .97     $       .08     $      1.44
Fully diluted earnings per share                      $       .42     $       .04     $       .95     $       .08     $      1.40
Cash dividends per share                              $       .40     $      .665     $       .92     $       .91     $       .90
Weighted-average outstanding shares
  and equivalent shares:
    Primary                                             2,404,000       2,370,000       2,331,000       2,298,000       2,273,000
    Fully diluted                                       2,460,000       2,430,000       2,398,000       2,367,000       2,347,000
---------------------------------------------------------------------------------------------------------------------------------
Statistical Data
Working capital (deficit)                             $(2,271,000)    $ 1,161,000     $ 6,765,000     $(1,549,000)    $ 2,099,000
Current ratio                                                  .8             1.1             1.8              .9             1.2
Capital additions                                     $ 8,684,000     $ 7,133,000     $ 4,914,000     $ 4,485,000     $ 5,791,000
Property, plant and equipment, net                    $72,136,000     $67,076,000     $63,506,000     $61,574,000     $61,081,000
Total assets                                          $86,834,000     $85,848,000     $83,672,000     $75,924,000     $76,768,000
Long-term debt                                        $20,500,000     $21,550,000     $22,455,000     $13,375,000     $14,913,000
Stockholders' equity                                  $28,532,000     $28,176,000     $29,153,000     $28,558,000     $30,066,000
Return on average common equity                               3.7%             .4%            8.0%             .6%           11.4%
Number of customers                                       174,500         171,600         161,100         167,300         151,100
=================================================================================================================================

* Primary earnings per share are calculated using the weighted-average number of shares and dilutive common equivalent shares outstanding during each year after recognition of dividend requirements on preferred shares. Common equivalent shares arise from stock options. Fully diluted earnings per share were computed based upon the average number of common shares and dilutive common equivalent shares outstanding, assuming the 9 1/2% convertible subordinated debentures were converted at the beginning of the year and the related interest for the year, net of income taxes, was eliminated. Factors which materially affect the comparability of year-to-year data are discussed under The Year In Review, Management's Discussion And Analysis and Notes To Consolidated Financial Statements.

Southwest Water Company And Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS


LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1994, the Company had cash and cash equivalent balances totaling approximately $828,000 and unused lines of credit from commercial banks of $8,050,000. In January 1995, the Company increased one of its lines of credit by $2,000,000. In 1994, the Company borrowed $1,850,000 on its lines of credit to meet construction, operating and litigation settlement requirements. Additional borrowing is anticipated during 1995 to meet construction, operating and debt service requirements.

The Company has additional borrowing capacity under its first Mortgage Bond Indentures of approximately $20,195,000. The amount of additional borrowings available to the Company under the indentures and lines of credit is limited by certain financial covenants that restrict additional borrowings at December 31, 1994, to a maximum of approximately $12,986,000.

The Company also has a dividend reinvestment plan and an employee stock purchase plan. Net proceeds from common shares issued under these plans approximated $274,000 for the year ended December 31, 1994.

The Company's liquidity and capital resources are influenced primarily by construction expenditures at Suburban Water Systems (Suburban) for the replacement and renovation of existing water utility facilities and construction expenditures for new water and wastewater utility facilities at New Mexico Utilities, Inc. (New Mexico). Additionally, liquidity is influenced by the Company's continuing investment in its service business, ECO Resources, Inc.
(ECO). The Company's additions to property, plant and equipment approximated $8,684,000 for the year ended December 31, 1994. Approximately $2,231,000 of the total additions were received by the Company's utilities through developer contributions.

The Company and its subsidiaries will continue their construction programs, with 1995 capital expenditures estimated at $13,000,000, of which approximately $4,000,000 is estimated to be in the form of developer contributions. Higher capital expenditures in New Mexico relating to the rapid growth in New Mexico's service area account for the majority of the increase in 1995 versus 1994 capital expenditures. Because these estimates are subject to management's ongoing review, actual expenditures may vary. These construction expenditures, as well as the Company's ongoing investment in its service business, affect the Company's liquidity.

The amount and timing of future long-term financings will depend on various factors discussed earlier, the timeliness and adequacy of rate increases, the availability of capital, and the Company's ability to meet interest and fixed charge coverage requirements.

REGULATORY AFFAIRS AND INFLATION

Effective January 1, 1994, the Public Utilities Commission of the State of California (CPUC) granted Suburban two annual "step" adjustments for its San Jose Hills and Whittier/La Mirada District customers, yielding additional annual revenues of $642,000. Suburban is currently authorized an 11% return on common equity. This authorized rate of return is moderately favorable in comparison to rates currently granted to other water utilities by the CPUC. Suburban did not file for a general rate increase in 1994.

Suburban anticipates filing a general rate increase application with the CPUC in July 1995. The general rate increase, if filed and approved, would be effective early in 1996. Suburban expects to file a joint general rate application covering both of its service districts based upon recent suggestions by the CPUC. New Mexico anticipates filing a general sewer rate increase application with the New Mexico Public Utility Commission (NMPUC) in May 1995, with new rates effective early in 1996.

In 1993, Suburban elected to record production cost balancing accounts due to increased variability in the costs of water. Effective in November 1993, Suburban requested and was granted a reduction in rates, which resulted in a decrease in 1994 revenues of approximately $957,000 from customers in its San Jose Hills District. This revenue rate reduction, coupled with lower water costs, does not affect earnings due to recording of production cost balancing accounts.

From 1989 through 1993, the Company recorded pretax gains on four land transactions which aggregated $1,816,000. On January 7, 1994, the CPUC ruled on the 1989 sale and allowed Suburban to retain $210,000 in income, in accordance with CPUC accounting regulations, as opposed to distributing it to ratepayers in the form of water rate reductions. However, a more recent CPUC decision involving an unrelated water company required that its gain on the sale of land be split equally between the ratepayers and the stockholders. Suburban's remaining transactions (with pretax gains of $1,606,000) are subject to CPUC review; however, management believes these gains belong to the stockholders. Accordingly, no provision for any liability has been recorded in the accompanying consolidated financial statements.

Southwest Water Company And Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS


The rates and operations of the Company's utilities are regulated primarily by the CPUC and the NMPUC. The rates are intended to provide a reasonable return on common equity. The Company's expected future construction expenditures and increased direct operating expenses will require periodic requests for rate increases.

The operations of ECO are not regulated. ECO's long-term water and wastewater service contracts typically include annual inflation adjustments that approximate inflation rates. Contracts with municipal utility districts, which are usually shorter term contracts, do not generally include inflation adjustments.

ENVIRONMENTAL AFFAIRS

The Company's operations are subject to water and wastewater pollution prevention standards and water and wastewater quality regulations of the United States Environmental Protection Agency (EPA) and various state regulatory agencies. The EPA and state regulatory agencies continue to promulgate new regulations mandated by the Federal Water Pollution Control Act, the Safe Drinking Water Act, and the Resource Conservation and Recovery Act. To date, the Company has not experienced any material adverse effects upon its operations resulting from compliance with governmental regulations. Costs associated with the testing of the Company's water supplies have, however, increased and are expected to increase further as the regulatory agencies adopt additional monitoring requirements. The Company believes that future incremental costs of complying with governmental regulations, including capital expenditures, if any, will be recoverable through increased rates and contract revenues.

In May 1993, the Financial Accounting Standards Board issued release No. 93-5, "Accounting for Environmental Liabilities," which clarifies certain matters regarding the recognition and measurement of loss contingencies. The Securities and Exchange Commission, in June 1993, released Staff Accounting Bulletin
No. 92, "Accounting and Disclosures Relating to Loss Contingencies" (SAB92), which provides guidance with respect to accounting and disclosures relating to loss contingencies (e.g., product or environmental liabilities). SAB92 is effective for periods beginning after December 15, 1993. The Company has not experienced any material adverse impact on the results of operations relating to the adoption of these new accounting pronouncements.

RESULTS OF OPERATIONS

Year Ended December 31, 1994,
Versus Year Ended December 31, 1993

Fully diluted earnings per common share increased from $.04 per share in 1993 to $.42 per share in 1994. Results for 1993 include nonrecurring, pretax charges of $2,259,000, or $.57 per fully diluted share, resulting from settlement and defense costs of litigation associated with a 1990 chlorine gas leak, and $250,000, or $.06 per fully diluted share, related to a loss on the liquidation of certain collateral associated with a note receivable from a former subsidiary.

Operating income increased $428,000 in 1994 compared to 1993, and, as a percentage of operating revenues, increased from 7% in 1993 to 8% in 1994. Utility operating income increased $1,162,000 in 1994 as compared to 1993. Expenses relating to litigation defense costs decreased approximately $695,000 in 1994, resulting in higher utility operating income. Additionally, Suburban experienced the positive effects of an increase in customer water consumption resulting from warmer and drier weather in 1994 as compared to 1993. New Mexico experienced higher customer water consumption due to an increase in the number of customers. ECO experienced an increased operating loss during 1994 as compared to 1993 due primarily to higher contract operating costs, lower gross profit margins on Texas contracts and increased expenses associated with expanded sales and marketing efforts.

Operating revenues increased $2,714,000, or 6%, during 1994 over 1993. Water utility operating revenues increased by $808,000. Suburban's customers increased water consumption by approximately 2% during 1994 as compared with 1993, representing an increase of approximately $642,000. Suburban also experienced the effects of two "step" rate revenue increases and one offset rate reduction in revenues, as discussed earlier, which resulted in a net $315,000 decrease in revenues. Higher sewer collection revenues from New Mexico's industrial customers, attributable mainly to higher volume, as well as a 6% increase in customer water consumption related to new customers, led to an increase in New Mexico's revenues of $481,000.

ECO's revenues increased a net $1,906,000 during 1994 as compared to 1993. Approximately $2,042,000 is the result of a greater volume of billable service revenue, including approximately $1,000,000 of material revenues, primarily on Texas contracts. Material revenues represent amounts billed by ECO to customers for the purchase of materials used at the customers' facilities. In 1993, the majority of these Texas customers directly paid the suppliers for these material purchases. In addition, ECO recorded a net decrease in 1994 revenues of $136,000, resulting from lost contracts, which was largely offset by an increase in revenues from new contracts.

Direct operating expenses increased $2,857,000, or 8%, in 1994 as compared to 1993. As a percentage of operating revenues, these expenses increased from 75% in 1993 to 76% in 1994. Water utility direct operating expenses increased $463,000 during 1994 as compared to 1993. Although Suburban's water production increased slightly over the same period in 1993, changes in the sources of water and the recording of the production cost balancing accounts resulted in a net decrease of $397,000 in water, power and gas expenses. New Mexico experienced higher sewer collection costs of $314,000 related directly to the corresponding increase in volume. Increases in payroll and associated benefits, water treatment and lab services, depreciation and other expenses at Suburban and New Mexico also contributed to a net increase in direct operating expenses of approximately $546,000.

ECO's direct operating expenses increased approximately $2,394,000 in 1994. Of this increase, approximately $1,615,000 is the result of a greater volume of billable service revenues. As discussed earlier, operating expenses increased in 1994, resulting from the direct purchase of materials from suppliers for Texas contract customers. In 1993, Texas contract customers directly paid the suppliers for these material purchases. Expenses for salaries, wages and associated benefits also increased in anticipation of revenue growth in Texas. In addition, during 1994 the mix of contracts changed. The new contracts entered into in 1994 earned lower gross profit margins than similar contracts in 1993 due to competitive pressures and contract start-up costs.

Selling, general and administrative expenses decreased $571,000, or 6%, during 1994 as compared to 1993. As a percentage of operating revenues, these expenses were 18% in 1993 and 16% in 1994.

The general and administrative expenses of the Company's water utilities decreased $817,000 during 1994, due primarily to decreases in litigation defense expenses of $695,000.

ECO's selling, general and administrative expenses increased $264,000 during 1994. Sales and marketing expenses increased in Texas and California due to expanded sales and marketing activity in the pursuit of new contracts in these areas.

General and administrative expenses of the parent holding company decreased by approximately $18,000. The parent holding company recorded a $250,000 loss in 1993 on the liquidation of certain collateral associated with a note receivable, as previously discussed. This amount was offset by higher payroll, legal, insurance and other general and administrative expenses in 1994.

Interest expense increased $109,000 due to the Company maintaining higher line of credit balances in 1994 and due to lower amounts of interest capitalized on capital additions in 1994 as compared to 1993. Interest income decreased $101,000 during 1994 as compared to 1993 due to reduced Company investments in interest-bearing deposits and U.S. Government securities.

Year Ended December 31, 1993,
Versus Year Ended December 31, 1992

Fully diluted earnings per common share decreased from $.95 in 1992 to $.04 in 1993. Results for the year include a nonrecurring, pretax charge of $1,437,000, or $.36 per fully diluted share, relating to out-of-court settlements of two legal actions arising from a chlorine gas leak that occurred in October 1990 at a Suburban water facility. Total charges to 1993 operating results associated with this incident, including defense costs, were $2,259,000, or $.57 per fully diluted share. A third action was settled earlier in 1993 for a nominal amount. Results also include a separate pretax charge of $250,000, or $.06 per fully diluted share, related to a loss on the liquidation of certain collateral associated with a note receivable from a former subsidiary. During 1993, Suburban elected to record production cost balancing accounts due to increased variability in the costs of water. The effect of this change in accounting estimates in 1993 was to reduce pretax income by $957,000, or $.24 per fully diluted share.

Southwest Water Company And Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS


Operating income decreased $1,884,000 in 1993 compared with 1992, and, as a percentage of operating revenues, decreased from 12% in 1992 to 7% in 1993. Water utility operating income decreased during 1993 as compared with 1992, primarily as a result of the provision for production cost balancing accounts, in spite of the positive effects of water rate increases and a minor increase in customer water consumption. In addition, Suburban's operating income reflects the effects of lower authorized rates of return granted by the CPUC as well as increases in various other expenses. The Company's service business experienced an operating loss in 1993 due primarily to higher expenses associated with the upgrading of equipment, management and staff personnel.

Operating revenues increased $3,736,000, or 8%, in 1993. Water utility operating revenues increased by $2,302,000, or 9%, in 1993. Increased water rates for Suburban resulted in higher revenues of approximately $1,431,000 in 1993 as compared with 1992. Suburban's customers increased water consumption by approximately 3% in 1993 as compared with 1992, representing an additional increase in revenues of approximately $491,000. Revenues of the Company's service business increased $1,434,000, or 8%, during 1993. Additional billings in Texas and three new operating contracts in Mississippi contributed to the increase. These increases offset the loss of an operating contract in California.

Direct operating expenses increased $4,295,000, or 14%, in 1993. Water utility direct operating expenses increased $2,101,000 during 1993 as compared to 1992. Suburban's purchased water and power costs increased a net $611,000. Suburban's production cost balancing expense accounts reflected an increase of $957,000 in 1993. In the first six months of 1993, purchased water expenses increased $185,000 over 1992 levels due to the purchase in 1992 of supplemental water at favorable prices. However, in the last six months of 1993, Suburban reduced its cost of water by $678,000 by pumping more water from one of its primary well fields and using a new water transmission pipeline rather than purchasing the water from other higher cost sources. Suburban's power costs increased $147,000 in 1993 as compared to 1992. Increased depreciation expense of $583,000 was due to higher depreciation rates granted by the CPUC, as well as increased capital expenditures. Increases of $907,000 in payroll and other expenses also contributed to the increase in expenses.

The direct operating expenses of the Company's service business increased approximately $2,194,000, or 14%, in 1993. Higher expenses associated with the addition of new operating contracts in Mississippi, as well as higher expenses associated with the upgrading of equipment and personnel, contributed to the increase.

Selling, general and administrative expenses increased $1,325,000, or 18%, during 1993. As a percentage of operating revenues, these expenses increased from 17% in 1992 to 18% in 1993.

The general and administrative expenses of the Company's water utilities increased $883,000 during 1993. Payroll, legal and rent expenses increased while higher capitalized overhead applied to construction in progress reduced general and administrative expenses.

The selling, general and administrative expenses of the Company's service business decreased $5,000 during 1993. Increased legal expenses were offset by decreases in other general and administrative expenses.

General and administrative expenses of the parent holding company increased by approximately $447,000 during 1993. Higher payroll and employee benefit expenses in 1993 were offset by a nonrecurring severance expense recorded in 1992. Also included in general and administrative expenses is a nonrecurring, pretax charge of $250,000 related to a loss on a note receivable, as discussed earlier.

Interest income decreased $236,000 in 1993 due to the reduced Company investments in interest-bearing deposits and U.S. Government securities, as well as the generally lower rates of return available on invested funds.

Southwest Water Company And Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------------------
                                                            For the Years Ended December 31,
--------------------------------------------------------------------------------------------
                                                        1994            1993            1992
--------------------------------------------------------------------------------------------
Operating Revenues                               $50,932,000     $48,218,000     $44,482,000
Operating Expenses:
Direct operating expenses                         38,818,000      35,961,000      31,666,000
Selling, general and administrative                8,265,000       8,836,000       7,511,000
--------------------------------------------------------------------------------------------
                                                  47,083,000      44,797,000      39,177,000
--------------------------------------------------------------------------------------------
Operating Income                                   3,849,000       3,421,000       5,305,000
Other Income (Expense):
Interest expense                                  (2,220,000)     (2,111,000)     (2,130,000)
Interest income                                       81,000         182,000         418,000
Litigation settlements (Note 12)                          --      (1,437,000)             --
Gain on sale of land (Note 13)                            --          67,000              --
Other                                                 62,000           5,000          92,000
--------------------------------------------------------------------------------------------
                                                  (2,077,000)     (3,294,000)     (1,620,000)
--------------------------------------------------------------------------------------------
Income Before Income Taxes                         1,772,000         127,000       3,685,000
Provision for income taxes (Note 7)                  715,000              --       1,385,000
--------------------------------------------------------------------------------------------
Net Income                                         1,057,000         127,000       2,300,000
Dividends On Preferred Shares (Note 9)                28,000          28,000          29,000
--------------------------------------------------------------------------------------------
Net Income Available For Common Shares           $ 1,029,000     $    99,000     $ 2,271,000
============================================================================================

Earnings Per Common Share (Note 8):
Primary                                          $       .43     $       .04     $       .97
--------------------------------------------------------------------------------------------
Fully diluted                                    $       .42     $       .04     $       .95
--------------------------------------------------------------------------------------------
Cash Dividends Per Common Share                  $       .40     $      .665     $       .92
--------------------------------------------------------------------------------------------
Weighted-Average Outstanding Common
  And Common Equivalent Shares:
Primary                                            2,404,000       2,370,000       2,331,000
--------------------------------------------------------------------------------------------
Fully diluted                                      2,460,000       2,430,000       2,398,000
============================================================================================

See accompanying notes to consolidated financial statements.

Southwest Water Company And Subsidiaries

CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------------------------------------
                                                                                                  December 31,
--------------------------------------------------------------------------------------------------------------
                                                                                        1994              1993
--------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets:
Cash and cash equivalents                                                       $    828,000       $ 2,979,000
U.S. Government securities                                                                --         1,503,000
Customers' accounts receivable                                                     6,021,000         5,822,000
Other current assets                                                               2,011,000         2,123,000
--------------------------------------------------------------------------------------------------------------
                                                                                   8,860,000        12,427,000

Property, Plant And Equipment:
Utility property, plant and equipment -- at cost (Note 3)                         96,179,000        90,093,000
Non-utility property, plant and equipment -- at cost                               5,923,000         5,511,000
--------------------------------------------------------------------------------------------------------------
                                                                                 102,102,000        95,604,000
Less accumulated depreciation and amortization                                    29,966,000        28,528,000
--------------------------------------------------------------------------------------------------------------
                                                                                  72,136,000        67,076,000

Other Assets                                                                       5,838,000         6,345,000
--------------------------------------------------------------------------------------------------------------
                                                                                $ 86,834,000       $85,848,000
==============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt and bank notes payable (Notes 4 and 6)        $  3,491,000       $ 1,500,000
Accounts payable                                                                   1,185,000         3,479,000
Other current liabilities (Note 5)                                                 6,455,000         6,287,000
--------------------------------------------------------------------------------------------------------------
                                                                                  11,131,000        11,266,000
Other Liabilities And Deferred Credits:
Long-term debt (Note 6)                                                           20,500,000        21,550,000
Advances for construction                                                          9,151,000         9,641,000
Contributions in aid of construction                                              10,683,000         8,967,000
Deferred income taxes (Note 7)                                                     3,260,000         2,992,000
Other liabilities and deferred credits                                             3,577,000         3,256,000
--------------------------------------------------------------------------------------------------------------
Total Liabilities And Deferred Credits                                            58,302,000        57,672,000

Commitments And Contingencies (Note 13)

Stockholders' Equity (Notes 8, 9 and 10):
Cumulative preferred stock                                                           530,000           542,000
Common stock                                                                          24,000            24,000
Paid-in capital                                                                   17,241,000        16,981,000
Retained earnings                                                                 10,820,000        10,753,000
Unamortized value of restricted stock issued                                         (83,000)         (124,000)
--------------------------------------------------------------------------------------------------------------

Total Stockholders' Equity                                                        28,532,000        28,176,000
--------------------------------------------------------------------------------------------------------------

                                                                                $ 86,834,000       $85,848,000
==============================================================================================================

See accompanying notes to consolidated financial statements.

Southwest Water Company And Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY


------------------------------------------------------------------------------------------------------------------------------------

                                                                                For the Years Ended December 31, 1992, 1993 and 1994

------------------------------------------------------------------------------------------------------------------------------------

                                                                          Common Stock
                                                                  ----------------------------
                                                                     Number                               Paid-in          Retained
                                                                  of Shares             Amount            Capital          Earnings
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1991                                      2,309,000            $23,000        $16,056,000       $12,104,000
Dividend reinvestment and
    employee stock purchase plans                                    32,000                               403,000
Conversion of $15,000 face amount of 9 1/2%
    convertible subordinated debentures                               6,000                                15,000
Restricted stock                                                      2,000                                28,000
Net income                                                                                                                2,300,000
Cash dividends declared                                                                                                  (2,176,000)

------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1992                                      2,349,000             23,000         16,502,000        12,228,000
Dividend reinvestment and
    employee stock purchase plans                                    31,000              1,000            474,000
Conversion of $5,000 face amount of 9 1/2%
    convertible subordinated debentures                               2,000                                 5,000
Net income                                                                                                                  127,000
Cash dividends declared                                                                                                  (1,602,000)

------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993                                      2,382,000             24,000         16,981,000        10,753,000
Dividend reinvestment and
    employee stock purchase plans                                    30,000                               279,000
Conversion of $9,000 face amount of 9 1/2%
    convertible subordinated debentures                               4,000                                 9,000
Restricted stock cancellation                                        (2,000)                              (28,000)
Net income                                                                                                                1,057,000
Cash dividends declared                                                                                                    (990,000)

------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                                      2,414,000            $24,000        $17,241,000       $10,820,000
====================================================================================================================================


See accompanying notes to consolidated financial statements.

Southwest Water Company And Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   For the Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          1994               1993              1992
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
    Net income                                                                     $ 1,057,000        $   127,000      $  2,300,000
    Adjustments to reconcile net income to net cash provided
      by (used in) operating activities:
          Depreciation and amortization                                              3,605,000          3,586,000         2,877,000
          Deferred income taxes                                                        268,000            110,000          (116,000)

          Gain on sale of land                                                              --            (67,000)               --
          Changes in assets and liabilities:
            Customers' accounts receivable                                            (199,000)          (292,000)       (1,200,000)

            Other current assets                                                       112,000           (817,000)          (69,000)

            Accounts payable                                                        (2,294,000)         1,859,000           238,000
            Other current liabilities                                                  168,000          1,153,000          (284,000)

            Other, net                                                                 849,000           (678,000)          764,000
-----------------------------------------------------------------------------------------------------------------------------------
    Total adjustments                                                                2,509,000          4,854,000         2,210,000
-----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                        3,566,000          4,981,000         4,510,000
-----------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
    Additions to property, plant and equipment                                      (8,684,000)        (7,133,000)       (4,914,000)

    Net redemption of (investment in) U.S. Government securities                     1,503,000          3,959,000        (5,462,000)

    Proceeds from sale of land                                                              --             70,000                --
-----------------------------------------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                           (7,181,000)        (3,104,000)      (10,376,000)

-----------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
    Net borrowings (repayment) of short-term debt                                    1,850,000            600,000        (2,100,000)

    Contributions in aid of construction, net                                        1,716,000            105,000           621,000
    Net proceeds from dividend reinvestment and employee stock purchase plans          274,000            465,000           403,000
    Additions to advances for construction                                             208,000            971,000           458,000
    Dividends paid                                                                    (986,000)        (1,981,000)       (2,050,000)

    Payments on long-term debt                                                        (900,000)          (900,000)       (1,538,000)

    Payments on advances for construction                                             (698,000)          (658,000)         (419,000)

    Net proceeds from issuance of First Mortgage Bonds                                      --                 --         9,416,000
-----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) financing activities                              1,464,000         (1,398,000)        4,791,000
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                (2,151,000)           479,000        (1,075,000)

Cash and cash equivalents at beginning of year                                       2,979,000          2,500,000         3,575,000
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                           $   828,000        $ 2,979,000       $ 2,500,000
===================================================================================================================================

Supplemental Disclosure of cash flow information:
    Cash paid during the year for:
      Interest                                                                     $ 2,200,000        $ 2,148,000       $ 1,811,000
      Income taxes                                                                 $   725,000        $   799,000       $ 1,369,000
===================================================================================================================================

See accompanying notes to consolidated financial statements.

Southwest Water Company And Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. Significant Accounting Policies

Description Of Business: Southwest Water Company (the Company) and its subsidiaries operate in the water and wastewater services industry.

Principles Of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The principal subsidiaries are Suburban Water Systems (Suburban), New Mexico Utilities, Inc. (New Mexico) and ECO Resources, Inc. (ECO). All significant intercompany transactions have been eliminated.

Regulation: The consolidated financial statements are presented in accordance with generally accepted accounting principles. Suburban and New Mexico conform to the Uniform System of Accounts prescribed or authorized by the California Public Utilities Commission (CPUC) and the New Mexico Public Utility Commission (NMPUC), respectively.

Recognition Of Revenues: Water utility revenues include amounts billed to customers and an amount of unbilled revenue representing amounts to be billed for both the fixed portion of the customers' bills and estimated usage from the last meter-reading date to the end of the accounting period. Service business revenues are recognized as the related services are performed.

Cash And Cash Equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1994 and 1993, cash and cash equivalents included money market investments and certificates of deposit.

U.S. Government Securities: The Company adopted Statement of Financial Accounting Standard No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115) in the fourth quarter of 1993. At December 31, 1994, the Company had no investments in U.S. Government securities. At December 31, 1993, the Company had certain investments in U.S. Government securities that were recorded at amortized cost plus accrued interest that approximated market.

Property, Plant And Equipment: The cost of additions to utility plant is capitalized in the appropriate plant accounts. Cost includes labor, material, interest ($56,000, $86,000 and $19,000 in 1994, 1993 and 1992, respectively)
and other direct and indirect charges. The cost of utility plant retired or otherwise disposed of, including removal costs and excluding salvage, is charged to accumulated depreciation. Depreciation on utility plant is recorded primarily on the straight-line remaining life basis and was equivalent to 3.3% of average gross depreciable plant at December 31, 1994, 3.4% at December 31, 1993, and 2.7% at December 31, 1992. Expenditures that materially increase utility plant lives are capitalized, while the costs of maintenance and repairs are charged to expense as incurred. Non-utility property, plant and equipment is depreciated on the straight-line method over the estimated useful lives of five to 30 years.

Other Assets: Included in other assets are deferred debt expenses that are being amortized over the lives of the related debt issues. Additionally, other assets include purchased contracts that are amortized using the straight-line method over the estimated lives of the contracts, not to exceed 12 years. Also included are regulatory assets representing amounts that will be recovered from utility customers through rate adjustments authorized by the CPUC and NMPUC.

Income Taxes: In 1993, the Company adopted Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires an asset and liability approach to accounting for income taxes. Accordingly, additional deferred income taxes were provided for temporary differences not previously recognized, including items previously accounted for using the flow-through method. These additional deferred taxes provided by Suburban and New Mexico were offset by the recording of regulatory assets and regulatory liabilities in accordance with current ratemaking practices of the CPUC and NMPUC. The regulatory assets and liabilities will be recovered from or refunded to utility customers through rate adjustments when such taxes become payable or refundable.

Contributions in aid of construction and advances for construction are taxable for Federal and state purposes when received, and deferred income tax assets are recorded for financial reporting purposes. The income taxes are recovered for contributions in aid of construction by amortizing the related assets over a 20-year period. Income taxes are recovered for advances for construction over a 40-year period. Deferred income taxes are also recorded for differences between Federal and book depreciation. Unamortized investment tax credits, included in other liabilities and deferred credits, have been deferred and are amortized against Federal income taxes over the estimated productive lives of the related assets as allowed by the CPUC and the NMPUC.

Production Cost Balancing Accounts: During 1993, Suburban elected to record production cost balancing accounts due to increased variability in the costs of water. As permitted by the CPUC, Suburban records the difference between actual and CPUC-adopted production costs in balancing accounts in the income statement, with a corresponding liability or asset on the balance sheet, until the differences are refunded to or recovered from utility customers through CPUC-authorized rate adjustments. The production cost balancing accounts include such items as purchased water, production assessments and power costs. The effect of this change in accounting estimates in 1993 was to reduce pretax income by $957,000, or $.24 per fully diluted share.

Southwest Water Company And Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Advances For Construction: Advances for construction are primarily for water pipeline extensions. Advance contracts issued prior to July 1982 are refundable to the depositor at 22% of the revenue received from such installations over a 20-year period. Advance contracts issued after June 1982 are refundable to the depositor at a rate of 2.5% each year over a 40-year period.

Contributions In Aid Of Construction: Contributions in aid of construction are contributions in cash, services or property from developers, governmental agencies, municipalities or individuals for the purpose of constructing utility plant. Book depreciation applicable to such plant is charged to the contributions in aid of construction account rather than to depreciation expense. The charges continue until the cost applicable to such properties has been fully depreciated or the asset retired.

Other Liabilities And Deferred Credits: Other liabilities and deferred credits include unamortized investment tax credits recorded by Suburban and New Mexico as required by the CPUC and the NMPUC. Also included is the deferred revenue component of contributions in aid of construction for New Mexico, recorded under the policy prescribed by the NMPUC. Other liabilities and deferred credits also include regulatory liabilities representing amounts that will be refunded to utility customers through rate adjustments authorized by the CPUC and the NMPUC. Also included are deposits received by New Mexico for contributions in aid of construction related to major capital improvement projects that will be built under New Mexico's master plan.

Reclassifications: Certain reclassifications have been made to the 1993 and 1992 consolidated financial statements to conform with the 1994 presentation.

NOTE 2. Acquisition And Disposition Of Businesses

ECO purchased from an unrelated party all of the common stock of Southern Municipal Services, Inc. (SMS) for $200,000 in cash on August 31, 1993, and $75,000 paid in August 1994 upon the attainment of certain contract goals by the former owner of SMS. SMS provided contract operations and maintenance services for municipal utility districts in the Houston, Texas, area. The transaction was accounted for under the purchase method. Goodwill of $275,000 was recorded on the transaction and is being amortized over 10 years on a straight-line basis. The operations of SMS have been included in the Company's consolidated financial statements effective September 1, 1993.

In 1993, the Company recorded a nonrecurring, pretax charge of $250,000, or $.06 per fully diluted share, related to a loss on the liquidation of certain collateral associated with a note receivable from a former subsidiary.

NOTE 3. Utility Property, Plant And Equipment

The components of utility property, plant and equipment at December 31, 1994 and 1993, are as follows:

----------------------------------------------------------------------
                                              1994                1993
----------------------------------------------------------------------
Land and land rights                   $   494,000         $   493,000
Source of supply                         9,330,000           9,117,000
Pumping and purification                 7,797,000           7,647,000
Transmission and distribution           70,553,000          64,928,000
General (including intangibles)          6,556,000           6,455,000
Construction work in progress            1,449,000           1,453,000
----------------------------------------------------------------------
                                       $96,179,000         $90,093,000
======================================================================

At December 31, 1994, substantially all of the Company's gross utility plant is pledged as collateral for the First Mortgage Bonds issued by the Company.

Included in 1994 and 1993 general utility plant is $698,000 of investments in two not-for-profit mutual water companies. The investments are recorded at cost and entitle the Company to certain water rights. The Company's investment in one of these mutual water companies is approximately 32%. The Company does not exercise significant operating and financial control over this mutual water company. The Company purchased water for its operations from these mutual water companies at a cost of approximately $1,050,000, $1,515,000 and $1,289,000 in 1994, 1993 and 1992, respectively.

NOTE 4. Lines Of Credit

At December 31, 1994, the Company had three revolving lines of credit totaling $10,500,000 that expire on various dates through 1995. In January 1995, the Company increased one of its lines of credit by $2,000,000.
Interest charged on borrowings under the lines of credit is at the banks' prime rates or prime rate plus one-half percent. On two of its lines of credit, the Company may select a fixed interest rate, provided the Company agrees to borrow the funds for a fixed minimum period. Borrowings are unsecured. One of the lines of credit requires a commitment fee of one half percent per year of the unused portion of the available line of credit, calculated and payable on a quarterly basis. All of the lines of credit contain certain financial restrictions. The Company expects to renew and update these lines of credit in the normal course of business.

A summary of borrowings on the lines of credit is presented below:

----------------------------------------------------------------------
                                              1994                1993
----------------------------------------------------------------------
Notes payable to banks
    at December 31                      $2,450,000          $  600,000
Weighted-average interest
    rate at December 31                       7.6%                4.9%
Maximum amount of borrowings
    outstanding at any month-end        $3,750,000          $1,500,000
Average borrowings                      $2,758,000          $  228,000
Weighted-average interest rate                6.1%                4.9%
======================================================================

NOTE 5. Other Current Liabilities

Included in other current liabilities at December 31, 1994 and 1993, are the following:

---------------------------------------------------------------------------
                                                         1994          1993
---------------------------------------------------------------------------
Accrued salaries, wages and benefits               $1,425,000    $1,610,000
Purchased water                                     1,093,000       486,000
Production cost balancing accounts                    731,000       957,000
Franchise and other taxes                             650,000       551,000
Accrued interest payable                              570,000       578,000
Current portion of advances
    for construction                                  449,000       623,000
Accrued dividends payable                             249,000       245,000
Other                                               1,288,000     1,237,000
---------------------------------------------------------------------------
                                                   $6,455,000    $6,287,000
===========================================================================

NOTE 6. Long-Term Debt

The long-term debt outstanding at December 31, 1994 and 1993, is summarized as follows:

---------------------------------------------------------------------------
                                                         1994          1993
---------------------------------------------------------------------------
Suburban First Mortgage Bond,
  Series A, due 2006, at 8.93%
  interest rate, with semiannual
  interest payments                               $11,400,000   $12,300,000
Suburban First Mortgage Bond,
  Series B, due 2022, at 9.09%
  interest rate, with semiannual
  interest payments                                 8,000,000     8,000,000
New Mexico First Mortgage Bond,
  Series A, due 2002, at 8.86%
  interest rate, with semiannual
  interest payments                                 2,000,000     2,000,000
Convertible subordinated
  debentures, due August 1995,
  at 9.50% interest rate, with
  interest payable semiannually                       141,000       150,000
---------------------------------------------------------------------------
                                                   21,541,000    22,450,000
Less current maturities                             1,041,000       900,000
---------------------------------------------------------------------------
Long-term debt                                    $20,500,000   $21,550,000
===========================================================================

Suburban's First Mortgage Bond, Series A, requires annual sinking fund payments of $900,000. The bond is nonrefundable and not redeemable prior to 2000. Subsequent to 2000, the bond is redeemable at the option of the Company at a price of par plus a call premium. Suburban's First Mortgage Bond, Series B, and New Mexico's First Mortgage Bond, Series A, do not require annual sinking fund payments. These bonds are nonrefundable and are redeemable at any time by the Company at a price of par plus a call premium. Additional mortgage bonds may be issued, subject to the provisions of the indentures. Each indenture limits the amount of cash and property dividends that Suburban and New Mexico may pay to the Company. At December 31, 1994, the unrestricted retained earnings of these subsidiaries aggregated $6,100,000.

The 9.50% convertible subordinated debentures currently are convertible into common stock at the rate of one share for each $2.55 principal amount of such debentures. At December 31, 1994 and 1993, there were 55,000 and 59,000 common shares reserved for such conversion, respectively.

Aggregate annual maturities and sinking fund requirements of all long-term debt for the five years ending December 31, 1999, are as follows: 1995 - $1,041,000; 1996 - $900,000; 1997 - $900,000; 1998 - $900,000; and 1999 -
$900,000.

NOTE 7. Income Taxes

The Company adopted SFAS 109 during the first quarter of 1993. In connection with the adoption of SFAS 109, the Company recorded additional deferred income taxes. The increased deferred income taxes recorded by Suburban and New Mexico were offset by the recording of regulatory assets and regulatory liabilities. At December 31, 1994 and 1993, regulatory assets of $1,249,000 and $1,241,000, respectively, were recorded. Regulatory liabilities of $687,000 and $651,000 were also recorded at December 31, 1994 and 1993, respectively. The adoption of SFAS 109 had a minimal impact on current income tax expense.

The components of the current and deferred income tax provisions are as follows:

---------------------------------------------------------------------------
                                          1994           1993          1992
---------------------------------------------------------------------------
Current tax expense:
   Federal                           $ 395,000     $  278,000    $1,250,000
   State                                73,000        252,000       300,000
---------------------------------------------------------------------------
                                       468,000        530,000     1,550,000
---------------------------------------------------------------------------
Deferred income taxes (benefits):
   Litigation settlement               570,000       (570,000)           --
   Depreciation                        261,000      1,606,000       364,000
   Production cost
     balancing accounts                 89,000       (379,000)           --
   Pension expense                      65,000         83,000       (71,000)
   Contributions in aid
     of construction
     and advances
     for construction                 (539,000)       (40,000)     (387,000)
   Gains on condemnation
     of land                           (65,000)       (18,000)       (7,000)
   Other reserves                      (42,000)       165,000       (72,000)
   Investment tax credits              (37,000)      (596,000)           --
   Deferred debt expenses               (9,000)       (62,000)       (8,000)
   Other, net                          (25,000)       (79,000)       65,000
---------------------------------------------------------------------------
                                       268,000        110,000      (116,000)
---------------------------------------------------------------------------
Change in regulatory assets and
   regulatory liabilities, net          28,000       (591,000)           --
Investment tax credit
   amortization                        (49,000)       (49,000)      (49,000)
---------------------------------------------------------------------------
                                     $ 715,000     $       --    $1,385,000
---------------------------------------------------------------------------

Southwest Water Company And Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  A reconciliation of the statutory Federal income tax rate to the Company's effective tax rate is as follows:

----------------------------------------------------------------------
                                        1994         1993         1992
----------------------------------------------------------------------
Provision computed
   at statutory rates                   34 %         34 %         34 %
Depreciation                             4 %         60 %         -- %
Amortization of goodwill                 2 %         20 %         -- %
State income taxes,
   net of Federal tax benefit            2 %        (64)%          6 %
Investment tax credits                  (3)%        (38)%         (1)%
Other, net                               1 %        (12)%         (1)%
----------------------------------------------------------------------
                                        40 %         -- %         38 %
----------------------------------------------------------------------

Net deferred income tax liabilities consist of the following at December 31, 1994 and 1993:

---------------------------------------------------------------------
                                           1994                  1993
---------------------------------------------------------------------
Deferred income tax assets:
   Contributions in aid of
     construction and advances
     for construction               $ 2,245,000           $ 1,706,000
   Investment tax credits               633,000               596,000
   Production cost
     balancing accounts                 290,000               379,000
   Other reserves                       137,000                95,000
   Pension expense                       60,000               125,000
   Litigation settlement                     --               570,000
   Other                                218,000               167,000
---------------------------------------------------------------------
                                      3,583,000             3,638,000
---------------------------------------------------------------------

Deferred income tax liabilities:
   Depreciation                      (5,577,000)           (5,334,000)
   Gains on condemnation of land       (938,000)             (985,000)
   Deferred debt expenses              (131,000)             (140,000)
   Other                               (197,000)             (171,000)
---------------------------------------------------------------------
                                     (6,843,000)           (6,630,000)
---------------------------------------------------------------------
Net deferred income taxes           $(3,260,000)          $(2,992,000)
---------------------------------------------------------------------

Management reviews annually the recoverability of deferred income tax assets and has determined that no valuation allowances were necessary at December 31, 1994 or 1993.

NOTE 8. Earnings Per Share

Primary earnings per share are calculated using the weighted-average number of shares and dilutive common equivalent shares outstanding during each year after recognition of dividend requirements on preferred shares. Common equivalent shares arise from stock options. Fully diluted earnings per share were computed based upon the average number of common shares and dilutive common equivalent shares outstanding, assuming the 9.50% convertible subordinated debentures were converted at the beginning of the year and the related interest for the year, net of income taxes, was eliminated.

NOTE 9. Stockholders' Equity

The Company is currently authorized to issue 10,000,000 common shares at a par value of $.01 per share. There were 2,414,061 and 2,382,491 shares outstanding at December 31, 1994 and 1993, respectively. The Company is also currently authorized to issue 250,000 preferred shares at a par value of $.01 per share. There were 10,373 1/4 Series A preferred shares outstanding at both December 31, 1994 and 1993. The holders of Series A shares are entitled to annual dividends of $2.625 per share. Series A shares are callable by the Company at a price equal to $52 per share and have a preference in liquidation of $50. There were 220 and 440 Series D preferred shares outstanding at December 31, 1994 and 1993, respectively. The holders of Series D shares were entitled to annual dividends of $2.75 per share. The Company fully redeemed the Series D shares in January 1995.

The Company has a dividend reinvestment and stock purchase plan that allows common stockholders the option of receiving their dividends in cash or common stock at a 5% discount rate. The plan permits optional cash purchases of stock at current market values to a maximum of $3,000 per quarter. At December 31, 1994, there were 169,009 common shares reserved for issuance under this plan. In addition, the Company has an employee qualified stock purchase plan that allows eligible employees to purchase common stock through payroll withholding in an amount of up to 10% of their salary (not to exceed $25,000 per year) at a 10% discount rate. At December 31, 1994, 179,369 common shares were reserved for issuance under this plan.

NOTE 10. Stock Option And Restricted
Stock Plan

During 1988, the stockholders approved a stock option and restricted stock plan (the Plan). In 1989, the Plan was amended to provide for the grant of stock appreciation rights. In 1993, the stockholders approved an amendment to the Plan (the Amendment). The Amendment provides for an increase in the number of shares reserved for issuance under the Plan from 150,000 to 250,000, and an extension of the period during which the Company may grant options to purchase the Company's common stock from February 17, 1998, to February 17, 2003. In addition, the Amendment eliminates any future grants of stock appreciation rights or issuances of restricted stock under the Plan and amends certain provisions with respect to the outstanding restricted stock issued thereunder.

Restricted stock issued to officers prior to the Amendment is held in escrow until the restrictions lapse. Restricted stock issued prior to October 22, 1991, vests 10 years after grant. Restricted stock issued after October 22, 1991, was subject to repurchase by the Company. Unearned compensation of $238,000 related to the issuance of 14,750 shares of restricted stock is being amortized over the vesting period. During 1994, 2,000 shares were repurchased and cancelled by the

Company after the resignation of an officer. During 1993, 3,285 shares of restricted stock were released from escrow to a former officer of Suburban. In 1994, 1993 and 1992, $13,000, $29,000 and $64,000, respectively, were recorded as compensation expense. The Plan also allows the Company to grant nonqualified stock options to officers, certain directors and employees at exercise prices not less than the fair market value of the Company's common stock on the date of grant. Generally, options vest over a period of five years and expire 10 years from the date of grant. Activity for nonqualified stock options issued under the Plan is as follows:

------------------------------------------------------------------------
                                 Number of Shares        Exercise Prices
------------------------------------------------------------------------
Outstanding, December 31, 1992            118,650        $13.25 - $17.75
Cancelled                                    (300)        15.50       --
------------------------------------------------------------------------
Outstanding, December 31, 1993            118,350         13.25 -  17.75
Granted                                    22,505          9.75       --
Cancelled                                 (29,220)         9.75 -  17.75
------------------------------------------------------------------------
Outstanding, December 31, 1994            111,635        $ 9.75 - $17.75
------------------------------------------------------------------------

At December 31, 1994, there were 118,030 shares available for grant as options, and 69,170 options were exercisable.

NOTE 11. Employee Benefit Plans

The Company has a noncontributory pension plan under which employees of the parent company, Suburban and New Mexico who have one or more years of service and have attained the age of 21 years are qualified to participate. The Company funds annually the minimum required statutory amount. In January 1994, the Company contributed $516,000 to the pension plan. No contributions were required in 1993 and 1992. The benefits are based on employees' average compensation during the highest five consecutive years of the last 10 years before retirement, and their years of service. The benefit is reduced if a participant retires early.

Net pension expense for 1994, 1993 and 1992 included the following components:

--------------------------------------------------------------------
Years Ended December 31,             1994          1993         1992
--------------------------------------------------------------------
Service cost - benefits
   earned during the period      $548,000      $357,000     $335,000
Interest cost on projected
   benefit obligation             555,000       484,000      433,000
Actual return on plan assets      303,000      (750,000)    (597,000)
Net amortization and deferral    (961,000)      126,000        1,000
--------------------------------------------------------------------
Net pension expense              $445,000      $217,000     $172,000
--------------------------------------------------------------------

The funded status at December 31, 1994 and 1993, is reconciled to accrued expense as follows:

--------------------------------------------------------------------
                                                  1994          1993
--------------------------------------------------------------------
Actuarial present value of
   benefit obligations:
Accumulated benefit obligation             $(4,687,000)  $(4,920,000)
Effect of increase in compensation levels   (1,855,000)   (2,732,000)
--------------------------------------------------------------------
Projected benefit obligation for service
   rendered through December 31             (6,542,000)   (7,652,000)
Plan assets at fair value                    7,121,000     7,180,000
--------------------------------------------------------------------
Plan assets greater (less) than
   projected benefit obligation                579,000      (472,000)
Unrecognized net asset at transition date     (997,000)   (1,121,000)
Unrecognized prior service cost               (185,000)           --
Unrecognized net loss (gain)
   from past experience, different
   from that assumed and effects
   of changes in assumptions                   (67,000)      852,000
--------------------------------------------------------------------
Accrued expense                            $  (670,000)  $  (741,000)
--------------------------------------------------------------------

The unrecognized prior service cost results from a change in the Internal Revenue Service Code which decreased the maximum amount of compensation that may be recognized for pension plan purposes from $235,840 to $150,000.

Included in accumulated benefit obligation are vested benefits of $4,583,000 and $4,806,000 at December 31, 1994 and 1993, respectively. Approximately 87% of plan assets are invested in two mutual funds consisting of investments in stocks, bonds, and money market investments, and a group retirement policy consisting of a guaranteed insurance contract. The remaining 13% of plan assets are invested primarily in the Company's common stock. The plan owns 64,064 common shares of the Company, which had a market value of approximately $545,000 and $625,000 at December 31, 1994 and 1993, respectively. The plan received dividends on these shares of approximately $26,000, $53,000 and $56,000 in 1994, 1993 and 1992, respectively.

The discount rate and the rate of increase in compensation levels used in determining the actuarial present value of the projected benefit obligation
(PBO) at December 31, 1994, were 8.5% and 5.5%, respectively. The discount rate and the rate of increase in compensation levels used to compute the PBO at December 31, 1993, were 7.25% and 6.0%, respectively. At December 31, 1992, the discount rate and rate of increase in compensation levels were 8.5% and 6.5%, respectively. The expected long-term rate of return on assets used in 1994 and 1993 was 7.5%.

Southwest Water Company And Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In 1988, the Company established a 401(k) profit sharing plan (ECO 401(k)
Plan) covering employees of its service business. In 1993, the Company amended the ECO 401(k) Plan to provide for monthly enrollment by employees after the completion of three months of service, and made other minor changes. Participants may elect to contribute up to 15% of their salary to the ECO 401(k) Plan. The Company matches a participant's contribution for an amount up to 50% of the first 4% of a participant's salary. Company contributions vest immediately. Company contributions to the ECO 401(k) Plan were $91,000, $77,000 and $68,000 in 1994, 1993 and 1992, respectively. The assets of the ECO 401(k) Plan are invested at the discretion of the individual employees in mutual funds consisting of stocks, bonds and money market investments.

On January 1, 1994, the Company established a 401(k) plan (the Utility 401(k)
Plan) covering the parent company, Suburban and New Mexico employees. The Utility 401(k) Plan provides for quarterly enrollment after the completion of three months of service, and allows participants to contribute up to 15% of their salary. The Utility 401(k) Plan does not allow Company contributions. The assets of the Utility 401(k) Plan are invested at the discretion of the individual employees in mutual funds consisting of stocks, bonds and money market investments.

Note 12. Litigation Settlements

In January 1994, Suburban reached out-of-court settlements of two legal actions arising from a chlorine gas leak that occurred in October 1990 at a Suburban water supply facility. The two actions were settled for an aggregate cash payment of approximately $1,437,000 paid in January 1994 and are the last known claims arising out of this incident. The Company recorded in 1993 a nonrecurring charge of $.36 per fully diluted share associated with these settlements. The plaintiffs sought general damages in excess of $3.7 million plus unspecified punitive damages. The full impact of this incident on 1993 earnings was $.57 per fully diluted share, which included defense costs of approximately $822,000 in addition to the $1,437,000 settlement. A third action was settled earlier in 1993 for a nominal amount.

At the time of the chlorine gas incident, the Company maintained liability insurance coverage of $20 million. However, the Company's primary and excess liability insurance carrier declined to defend or indemnify the Company on the basis of allegedly applicable exclusions in these policies. The Company believes it is entitled to defense and indemnity under these policies and filed a lawsuit against the carrier to obtain reimbursement for the full amount of these settlements, plus associated defense costs. On May 3, 1994, the insurance carrier was granted a summary judgment dismissing the Company's action. On May 31, 1994, the Company appealed this judgment, and the appeal is pending. Suburban is authorized by the CPUC to seek recovery of defense expenses through future rate proceedings. There is no assurance that recovery of such costs will be allowed. The Company will not recognize income on these potential recoveries until amounts, if any, are received.

NOTE 13. Commitments And Contingencies

The Company leases certain equipment and office facilities under operating leases that expire through 2003. Aggregate rental expense under all operating leases approximated $1,724,000 in 1994, $1,244,000 in 1993, and $645,000 in
1992. At December 31, 1994, the minimum rental commitments under existing noncancelable operating leases are as follows: 1995 - $1,826,000; 1996 - $1,699,000; 1997 - $1,413,000; 1998 - $857,000; 1999 - $500,000; and
thereafter - $1,143,000.

The Company is the subject of certain litigation arising from the ordinary course of operations. The Company believes the ultimate resolution of such matters will not materially affect its consolidated financial condition, results of operations or cash flow.

From 1989 through 1993, the Company recorded pretax gains on four land transactions that aggregated $1,816,000. On January 7, 1994, the CPUC ruled on the 1989 sale and allowed Suburban to retain $210,000 in income, in accordance with CPUC accounting regulations, as opposed to distributing it to ratepayers in the form of water rate reductions. However, a more recent CPUC decision involving an unrelated water company required that its gain on the sale of land be split equally between the ratepayers and the stockholders. Suburban's remaining transactions (with pretax gains of $1,606,000) are subject to CPUC review; however, management believes these gains belong to the stockholders. Accordingly, no provision for any liability has been recorded in the accompanying consolidated financial statements.

Southwest Water Company And Subsidiaries

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Southwest Water Company:

We have audited the accompanying consolidated balance sheets of Southwest Water Company and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in common stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southwest Water Company and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Los Angeles, California
January 23, 1995

Southwest Water Company And Subsidiaries

UNAUDITED QUARTERLY FINANCIAL INFORMATION

---------------------------------------------------------------------------------------------------------------
                                                                        (in thousands except per share amounts)
---------------------------------------------------------------------------------------------------------------
1994 Quarter Ended                                       March            June        September        December
---------------------------------------------------------------------------------------------------------------
Operating revenues                                     $11,102         $12,694         $ 14,533         $12,603
Operating income                                           262             925            1,623           1,039
Net income (loss)                                         (131)            241              650             297
Net income (loss) available for common shares             (138)            234              643             290
Primary earnings (loss) per common share                  (.06)            .10              .27             .12
Fully diluted earnings (loss) per common share            (.06)            .10              .26             .12
---------------------------------------------------------------------------------------------------------------
1993 Quarter Ended                                       March            June        September        December
---------------------------------------------------------------------------------------------------------------
Operating revenues                                     $ 9,620         $12,644         $13,992          $11,962
Operating income                                           334           1,485           1,278              324
Net income (loss)                                          (81)            604             499             (895)
Net income (loss) available for common shares              (88)            597             492             (902)
Primary earnings (loss) per common share                  (.04)            .25             .21             (.38)
Fully diluted earnings (loss) per common share            (.04)            .25             .20             (.38)
---------------------------------------------------------------------------------------------------------------

The fluctuations in operating revenues and operating income between quarters reflect the seasonal nature of the water utility and service business operations, the nonrecurring charges in the second half of 1993, and the timing of utility rate relief.



MARKET AND DIVIDEND INFORMATION



The following table sets forth the range of market prices of Southwest Water Company's Common Shares. Such prices reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions. The shares are traded on the NASDAQ National Market -- symbol SWWC. The current annual dividend rate is $.40 per share. At December 31, 1994, there were 1,914 stockholders of record.

-----------------------------------------------------------------------------------------------------
                                                     1994                                        1993
-----------------------------------------------------------------------------------------------------
                                       Market Price Range                          Market Price Range
                           Dividends      High        Low         Dividends        High           Low
-----------------------------------------------------------------------------------------------------
1st Quarter                   $.10       $11 1/4      $8 3/4         $.2325        $18        $14 3/4
2nd Quarter                    .10        12 1/4       8 1/2          .2325         17 3/4     15 1/4
3rd Quarter                    .10        11           8 1/4          .10           16 3/4      8 1/2
4th Quarter                    .10         9 3/4       7 1/2          .10           13 3/4      9 1/4
-----------------------------------------------------------------------------------------------------

24