Form 10-K, Exhibit 13
period 1995-12-31
SOUTHWEST WATER CO
filed 1996-04-01
CIK 92472

Southwest Water Company and Subsidiaries                           EXHIBIT 13.1

selected financial data

- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                                            Years Ended December 31,

- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                       (Not covered by Independent Auditors' Report)

- ------------------------------------------------------------------------------------------------------------------------------------

                                                      1995              1994             1993              1992             1991
- ------------------------------------------------------------------------------------------------------------------------------------

Summary Of Operations

Operating revenues                                $ 56,807,000      $ 50,932,000      $48,218,000      $ 44,482,000     $38,802,000
Operating income                                  $  4,432,000      $  3,849,000      $ 3,421,000      $  5,305,000     $   996,000
Gain on condemnation and sale of land             $     84,000      $         --      $    67,000      $         --     $   274,000
Litigation settlements                            $         --      $         --      $(1,437,000)     $         --     $        --
Gain on settlement of estate with
   related party                                  $         --      $         --      $        --      $         --     $   450,000
Net income                                        $  1,439,000      $  1,057,000      $   127,000      $  2,300,000     $   206,000
Net income available for common shares            $  1,412,000      $  1,029,000      $    99,000      $  2,271,000     $   176,000
- -----------------------------------------------------------------------------------------------------------------------------------
Common Share Data(1)

Primary earnings per share                        $        .55      $        .41      $       .04      $        .93     $       .07
Fully diluted earnings per share                  $        .55      $        .40      $       .04      $        .91     $       .07
Cash dividends per share                          $        .38      $        .38      $       .63      $        .88     $       .87
Weighted-average outstanding shares
   and equivalent shares:
      Primary                                        2,561,000         2,524,000        2,490,000         2,448,000       2,414,000
      Fully diluted                                  2,562,000         2,581,000        2,490,000         2,515,000       2,414,000
- -----------------------------------------------------------------------------------------------------------------------------------
Statistical Data

Working capital (deficit)                         $ (7,266,000)     $ (1,951,000)     $ 1,161,000      $  6,765,000     $(1,549,000)

Capital additions                                 $ 11,866,000      $  8,684,000      $ 7,133,000      $  4,914,000     $ 4,485,000
Property, plant and equipment, net                $ 80,267,000      $ 72,136,000      $67,076,000      $ 63,506,000     $61,574,000
Total assets                                      $ 97,456,000      $ 86,834,000      $85,848,000      $ 83,672,000     $75,924,000
Long-term debt                                    $ 19,600,000      $ 20,500,000      $21,550,000      $ 22,455,000     $13,375,000
Stockholders' equity                              $ 29,246,000      $ 28,532,000      $28,176,000      $ 29,153,000     $28,558,000
Return on average common equity                           5.0%              3.7%              .4%              8.0%             .6%
Number of customers                                    194,800           174,500          171,600           161,100         167,300
====================================================================================================================================

(1) Primary and fully diluted earnings per share, cash dividends per share and weighted-average outstanding shares have been restated to reflect a 5% stock dividend on January 2, 1996.

Southwest Water Company and Subsidiaries

management's discussion and analysis of
financial condition and results of operations

liquidity and capital resources

Liquidity and capital resources of Southwest Water Company (the Company) are influenced primarily by construction expenditures at Suburban Water Systems (Suburban) for the replacement and renovation of existing water utility facilities and by construction expenditures for new water and wastewater utility facilities at New Mexico Utilities, Inc. (NMUI). To a lesser extent, liquidity is influenced by the Company's continuing investment in ECO Resources, Inc.
(ECO).

At December 31, 1995, the Company had cash and cash equivalent balances totaling approximately $784,000 and unused lines of credit from three commercial banks of $6,325,000. During 1995, the Company increased its lines of credit capacity by $4,000,000 to a total of $14,500,000, and borrowed a net $5,725,000 on its lines of credit primarily to meet construction requirements. Additional short-term borrowing is anticipated during 1996 to meet construction requirements. The three lines of credit expire at various dates in 1996, and the Company anticipates renewing these lines in the normal course of business.

Accounts receivable of the Company increased by $1,764,000 in 1995, primarily due to higher operating revenues at ECO. In addition, accounts payable increased by $1,084,000, which reflects higher operating cost levels at ECO, as well as ongoing construction projects at Suburban and NMUI.

The Company's additions to property, plant and equipment were $11,866,000 during 1995, representing an increase of $3,182,000 over the same period in 1994. This increase relates primarily to utility plant additions at NMUI due to increased residential and commercial construction in NMUI's service area. Of the total additions, $2,395,000 was received by the Company's utilities through developer contributions in aid of construction. The Company anticipates continuing its construction programs at the current level during the next year.

The Company has initiated negotiations with investment bankers and anticipates obtaining long-term financing during 1996. Proceeds from this financing would be used to repay short-term debt and fund ongoing construction requirements. The Company has remaining borrowing capacity under its First Mortgage Bond Indentures of $26,592,000. The amount of additional borrowings available to the Company under the indentures and lines of credit is limited by certain financial covenants that restrict additional borrowings at December 31, 1995 to a maximum of $13,323,000.

The amount and timing of future long-term financings will depend on various factors including the timeliness and adequacy of rate increases, the availability of capital, and the Company's ability to meet interest and fixed charge coverage requirements. Regulatory approval is required for any long-term financing agreement. If the Company were unable to renew its existing lines of credit or obtain additional long-term financing, capital spending would be reduced or delayed until new financing arrangements were secured.

regulatory affairs and inflation

The rates and operations of the Company's utilities are regulated by the California Public Utilities Commission (CPUC) and the New Mexico Public Utility Commission (NMPUC). The rates are intended to provide a reasonable return on common equity. The Company's expected future construction expenditures and increased direct operating expenses will require periodic requests for rate increases.

Southwest Water Company and Subsidiaries

management's discussion and analysis of
financial condition and results of operations

In January 1996, Suburban and the CPUC staff negotiated a proposed rate increase of 4.25% ($1.1 million), effective in the second quarter of 1996, with two additional increases for inflation in 1997 and 1998. Upon final CPUC approval, Suburban would be authorized to earn a 10% return on common equity. In December 1995, NMUI was granted an 8% general sewer rate increase by the NMPUC, effective January 1996, which will result in additional annual revenues of $124,000. Effective January 1, 1995, the CPUC granted Suburban a step rate increase for its Whittier/La Mirada District customers, yielding additional authorized annual revenues of $286,000.

From 1989 through 1995, Suburban recorded pretax gains on five land transactions which aggregated $1,900,000. In 1994, the CPUC ruled on the 1989 sale and allowed Suburban to retain $210,000 in income, in accordance with CPUC accounting regulations, as opposed to distributing it to ratepayers in the form of water rate reductions. The Water Utility Infrastructure Improvement Act of 1995 was passed by the California Assembly and Senate and signed by the governor on August 10, 1995. This law provides that water utilities selling real property that is no longer necessary or useful may invest the net proceeds in utility plant. Any net proceeds (and the interest thereon) not invested in an eight-year period shall be allocated to ratepayers. While Suburban's remaining transactions from the 1989-1995 period are subject to CPUC review, the proceeds were invested in utility plant, and, therefore, management believes these gains should not affect water rates. No regulatory liability has been recorded in the accompanying consolidated financial statements.

The California legislature has held hearings discussing the CPUC's organization and operation. Among other options, the CPUC has proposed consideration of performance-based ratemaking, which provides incentives for utilities to operate more efficiently and improve productivity, and is intended to reduce regulatory burden and promote efficiency among utilities. Both ratepayers and stockholders would likely benefit from improved productivity as applications for rate case increases would be conducted less frequently.

Legislative and CPUC developments are closely monitored by the Company and by the various water industry associations in which the Company actively participates. Whether such legislative or CPUC developments will be enacted, or, if enacted, what the terms of such developments would be, is not known by the Company. Therefore, management cannot predict the impact of final legislative or CPUC developments on the Company's financial condition or results of operations.

The operations of ECO are not regulated. ECO's long-term water and wastewater service contracts typically include annual inflation adjustments. Most contracts with municipal utility districts are short-term contracts and do not generally include inflation adjustments.

environmental affairs

The Company's operations are subject to water and wastewater pollution prevention standards and water and wastewater quality regulations of the United States Environmental Protection Agency (EPA) and various state regulatory agencies. The EPA and state regulatory agencies continue to promulgate new regulations mandated by the Federal Water Pollution Control Act, the Safe Drinking Water Act, and the Resource Conservation and Recovery Act. To date, the Company has not experienced any material adverse effects upon its operations resulting from compliance with governmental regulations. Costs associated with the testing of the Company's water supplies have, however, increased and are expected to increase further as the regulatory agencies adopt additional monitoring requirements. The Company believes that future incremental costs of complying with governmental regulations, including capital expenditures, if any, will be recoverable through increased rates and contract operations revenues.

results of operations

Year Ended December 31, 1995,
Versus Year Ended December 31, 1994

Fully diluted earnings per common share (adjusted for the 5% stock dividend on January 2, 1996) were $.55 in 1995 compared to $.40 in 1994. Results for 1995 include a net gain of $50,000, or $.02 per fully diluted share, from the sale of surplus land.

Operating income increased $583,000, and, as a percentage of operating revenues, was 8% in 1995 and 1994. Utility operating income increased $484,000, due primarily to a significant increase in NMUI's customer base. ECO experienced a decreased operating loss of $236,000, due primarily to improved gross profit margins on billable and project services and operating profits recorded on new contracts. Parent company expenses increased $137,000, primarily due to higher consulting and outside services expenses.

Operating revenues increased $5,875,000 or 12%. Water utility operating revenues increased $978,000. Water consumption by Suburban customers decreased slightly, resulting in decreased revenues of $79,000. This decrease was offset by the benefits of a step rate increase which resulted in additional revenues of $328,000. NMUI added 624 new water customers in 1995, which resulted in a 19% increase in water consumption, representing an increase in water revenues of $350,000. Higher sewer collection volume at NMUI led to an increase in revenues of $379,000. ECO's revenues increased $4,897,000, primarily as a result of revenues from new contracts and increased billable work in Texas.

Direct operating expenses increased $4,553,000 or 12%. As a percentage of operating revenues, these expenses were 76% in 1995 and 1994. Water utility direct operating expenses increased $178,000. NMUI recorded higher sewer collection expenses, primarily related to the increase in sewer collection volume. ECO's direct operating expenses increased $4,375,000, resulting primarily from the addition of new contracts in Texas, New Mexico and California, and higher expenses associated with increased billable work in Texas.

Selling, general and administrative expenses increased $739,000. As a percentage of operating revenues, these expenses remained constant at 16% in 1995 and 1994. Water utility general and administrative expenses increased $316,000, primarily due to higher payroll and associated payroll benefits. ECO's selling, general and administrative expenses increased $286,000, primarily due to expanded sales and marketing activity. As discussed above, general and administrative expenses of the parent company increased $137,000.

Year Ended December 31, 1994,
Versus Year Ended December 31, 1993

Fully diluted earnings per common share (adjusted for the 5% stock dividend on January 2, 1996) were $.40 in 1994 compared to $.04 in 1993. Results for 1993 include nonrecurring, pretax charges of $2,259,000, or $.54 per fully diluted share, resulting from settlement and defense costs of litigation associated with a 1990 chlorine gas leak, and $250,000, or $.06 per fully diluted share, related to a loss on the liquidation of certain collateral associated with a note receivable from a former subsidiary.

Southwest Water Company and Subsidiaries

management's discussion and analysis of
financial condition and results of operations

Operating income increased $428,000 in 1994, and, as a percentage of operating revenues, increased from 7% in 1993 to 8% in 1994. Water utility operating income increased $1,162,000 due to decreased expenses related to litigation defense costs. Additionally, NMUI experienced an increase in the number of water and sewer customers. ECO experienced an increased operating loss due to higher contract operating costs, lower gross profit margins on Texas contracts, and expanded sales and marketing expenses.

Operating revenues increased $2,714,000 or 6%. Water utility operating revenues increased by $808,000. A moderate increase of water consumption by Suburban customers resulted in increased revenues of $642,000. Suburban also experienced the effects of two step rate increases and one offset rate reduction, resulting in a net $315,000 decrease in revenues. Higher sewer collection volume at NMUI, as well as a 6% increase in customer water consumption related to new customers, led to an increase in revenues of $481,000. ECO's revenues increased $1,906,000, primarily as the result of a greater volume of billable service revenue, including approximately $1,000,000 of revenues for amounts billed to customers for the purchase of materials used at the customers' facilities.

Direct operating expenses increased $2,857,000 or 8%. As a percentage of operating revenues, these expenses increased from 75% in 1993 to 76% in 1994. Water utility direct operating expenses increased $463,000. NMUI recorded higher sewer collection expenses related directly to the corresponding increase in volume. Additionally, increases in payroll and associated benefits, water treatment and lab services, and depreciation were incurred at Suburban and NMUI. ECO's direct operating expenses increased $2,394,000, resulting primarily from a greater volume of billable service revenues and direct purchase of materials. Payroll and associated benefits increased in anticipation of revenue growth in Texas. In addition, new contracts entered into in 1994 earned lower gross profit margins than similar contracts in 1993 due to competitive pressures and contract start-up costs.

Selling, general and administrative expenses decreased $571,000 or 6%. As a percentage of operating revenues, these expenses decreased from 18% in 1993 to 16% in 1994. Water utility general and administrative expenses decreased $817,000, due primarily to decreases in litigation defense expenses of $695,000. ECO's selling, general and administrative expenses increased $264,000 due to expanded sales and marketing activity in Texas and California. As mentioned above, the parent company recorded a $250,000 loss in 1993 on the liquidation of certain collateral associated with a note receivable. In 1994 no similar loss was recorded; however, higher payroll, legal and insurance expenses were incurred.

Southwest Water Company and Subsidiaries

consolidated statements of income

- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                                    For the Years Ended December 31,
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                 1995                    1994                   1993
- ------------------------------------------------------------------------------------------------------------------------------------
Operating Revenues                                                       $ 56,807,000            $ 50,932,000           $48,218,000
Operating Expenses:
Direct operating expenses                                                  43,371,000              38,818,000            35,961,000
Selling, general and administrative                                         9,004,000               8,265,000             8,836,000
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                           52,375,000              47,083,000            44,797,000

Operating Income                                                            4,432,000               3,849,000             3,421,000
Other Income (Expense):
Interest expense                                                           (2,308,000)             (2,220,000)           (2,111,000)

Interest income                                                                76,000                  81,000               182,000
Gain on sale of land (Note 13)                                                 84,000                      --                67,000
Litigation settlements (Note 12)                                                   --                      --            (1,437,000)

Other                                                                          76,000                  62,000                 5,000
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                           (2,072,000)             (2,077,000)           (3,294,000)

Income Before Income Taxes                                                  2,360,000               1,772,000               127,000
Provision for income taxes (Note 7)                                           921,000                 715,000                    --
- -----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                  1,439,000               1,057,000               127,000
Dividends on Preferred Shares (Note 9)                                         27,000                  28,000                28,000
                                                                         ------------            ------------           -----------
Net Income Available for Common Shares                                   $  1,412,000            $  1,029,000           $    99,000
- -------------------------------------------------------------------------==========================================================
Earnings per Common Share (Notes 8 and 9):
Primary                                                                  $        .55            $        .41           $       .04
- -----------------------------------------------------------------------------------------------------------------------------------
Fully diluted                                                            $        .55            $        .40           $       .04
- -----------------------------------------------------------------------------------------------------------------------------------
Cash Dividends per Common Share (Note 9)                                 $        .38            $        .38           $       .63
- -----------------------------------------------------------------------------------------------------------------------------------
Weighted-Average Outstanding Common
   and Common Equivalent Shares (Notes 8 and 9):
Primary                                                                     2,561,000               2,524,000              2,490,000
- ------------------------------------------------------------------------------------------------------------------------------------

Fully diluted                                                               2,562,000               2,581,000              2,490,000
- -------------------------------------------------------------------------===========================================================


See accompanying notes to consolidated financial statements.

Southwest Water Company and Subsidiaries

consolidated balance sheets

                                                                                                                        December 31,
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                                         1995                   1994
- ------------------------------------------------------------------------------------------------------------------------------------
assets

Current Assets:
Cash and cash equivalents                                                                       $     784,000        $    828,000
Customers' accounts receivable                                                                      7,785,000           6,021,000
Other current assets                                                                                2,528,000           2,011,000
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   11,097,000           8,860,000
Property, Plant and Equipment:
Utility property, plant and equipment-- at cost (Note 3)                                          106,280,000          96,179,000
Contract operations property, plant and equipment-- at cost                                         6,273,000           5,923,000
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  112,553,000         102,102,000
Less accumulated depreciation and amortization                                                     32,286,000          29,966,000
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   80,267,000          72,136,000

Other Assets                                                                                        6,092,000           5,838,000
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                $  97,456,000        $ 86,834,000
- ------------------------------------------------------------------------------------------------=================================
liabilities and stockholders' equity

Current Liabilities:
Current portion of long-term debt and bank notes payable (Notes 4 and 6)                        $   9,075,000        $  3,491,000
Accounts payable                                                                                    2,269,000           1,185,000
Other current liabilities (Note 5)                                                                  7,019,000           6,135,000
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   18,363,000          10,811,000
Other Liabilities and Deferred Credits:
Long-term debt (Note 6)                                                                            19,600,000          20,500,000
Advances for construction                                                                           8,200,000           8,804,000
Contributions in aid of construction                                                               16,380,000          12,282,000
Deferred income taxes (Note 7)                                                                      3,238,000           3,260,000
Other liabilities and deferred credits                                                              2,429,000           2,645,000
=================================================================================================================================
Total Liabilities and Deferred Credits                                                             68,210,000          58,302,000

Commitments and Contingencies (Note 13)

Stockholders' Equity (Notes 8, 9 and 10):
Cumulative preferred stock                                                                            519,000             530,000
Common stock                                                                                           26,000              24,000
Paid-in capital                                                                                    18,715,000          17,241,000
Retained earnings                                                                                  10,045,000          10,820,000
Unamortized value of restricted stock issued                                                          (59,000)            (83,000)
- ---------------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                                         29,246,000          28,532,000
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                                $  97,456,000        $ 86,834,000
- ------------------------------------------------------------------------------------------------=================================

See accompanying notes to consolidated financial statements.

Southwest Water Company and Subsidiaries

consolidated statements of changes in common stockholders' equity

- ------------------------------------------------------------------------------------------------------------------------------------

                                                                               For the Years Ended December 31, 1993, 1994 and 1995
- ------------------------------------------------------------------------------------------------------------------------------------

                                                               Common Stock
                                                     -------------------------------
                                                        Number                                        Paid-in               Retained
                                                     of Shares                 Amount                 Capital               Earnings

- ------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1992                         2,349,000               $ 23,000            $ 16,502,000          $ 12,228,000

Dividend reinvestment and
   employee stock purchase plans                        31,000                  1,000                 474,000
Conversion of $5,000 face amount of 91/2%
   convertible subordinated debentures                   2,000                                          5,000
Net income                                                                                                                  127,000
Cash dividends declared                                                                                                  (1,602,000)
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                         2,382,000                 24,000              16,981,000            10,753,000

Dividend reinvestment and
   employee stock purchase plans                        30,000                                        279,000
Conversion of $9,000 face amount of 91/2%
   convertible subordinated debentures                   4,000                                          9,000
Restricted stock cancellation                           (2,000)                                       (28,000)
Net income                                                                                                                1,057,000
Cash dividends declared                                                                                                    (990,000)
- -----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                         2,414,000                 24,000              17,241,000            10,820,000

Dividend reinvestment and
   employee stock purchase plans                        27,000                  1,000                 234,000
Conversion of $30,000 face amount of 91/2%
   convertible subordinated debentures                  12,000                                         30,000
5% stock dividend                                      123,000                  1,000               1,210,000            (1,211,000)

Net income                                                                                                                1,439,000
Cash dividends declared                                                                                                  (1,003,000)
- ------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                         2,576,000               $ 26,000            $ 18,715,000          $ 10,045,000
- ----------------------------------------------------================================================================================


See accompanying notes to consolidated financial statements.

Southwest Water Company and Subsidiaries

consolidated statements of cash flows

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    For the Years Ended December 31,
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                 1995                    1994                   1993
- ------------------------------------------------------------------------------------------------------------------------------------

cash flows from operating activities:
   Net income                                                             $ 1,439,000            $  1,057,000           $   127,000
   Adjustments to reconcile net income to net cash provided
      by operating activities:
         Depreciation and amortization                                      3,701,000               3,605,000             3,586,000
         Deferred income taxes                                                (22,000)                268,000               110,000
         Gain on sale of land                                                 (84,000)                     --               (67,000)

         Changes in assets and liabilities:
            Customers' accounts receivable                                 (1,764,000)               (199,000)             (292,000)

            Other current assets                                             (517,000)                112,000              (817,000)

            Accounts payable                                                1,084,000              (2,294,000)            1,859,000
            Other current liabilities                                         884,000                 168,000             1,153,000
            Other, net                                                       (209,000)                176,000            (1,079,000)
- -----------------------------------------------------------------------------------------------------------------------------------
   Total adjustments                                                        3,073,000               1,836,000             4,453,000
- -----------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                 4,512,000               2,893,000             4,580,000
- -----------------------------------------------------------------------------------------------------------------------------------
cash flows from investing activities:
   Additions to property, plant and equipment                              (9,858,000)             (6,312,000)           (5,777,000)

   Proceeds from sale of land                                                  94,000                      --                70,000
   Net redemption of U.S. Government securities                                    --               1,503,000             3,959,000
- -----------------------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                   (9,764,000)             (4,809,000)           (1,748,000)
- -----------------------------------------------------------------------------------------------------------------------------------
cash flows from financing activities:
   Net borrowings of short-term debt                                        5,725,000               1,850,000               600,000
   Contributions in aid of construction                                     1,619,000                 225,000               121,000
   Net proceeds from dividend reinvestment and employee
    stock purchase plans                                                      231,000                 274,000               465,000
   Dividends paid                                                            (999,000)               (986,000)           (1,981,000)

   Payments on long-term debt                                                (900,000)               (900,000)             (900,000)

   Payments on advances for construction                                     (468,000)               (698,000)             (658,000)
- -----------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities                      5,208,000                (235,000)           (2,353,000)
- -----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                          (44,000)             (2,151,000)              479,000
Cash and cash equivalents at beginning of year                                828,000               2,979,000             2,500,000
- -----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                  $   784,000            $    828,000           $ 2,979,000
- --------------------------------------------------------------------------=========================================================
supplemental disclosure of cash flow information:
   Cash paid during the year for:
      Interest                                                            $ 2,310,000            $  2,200,000            $ 2,148,000

      Income taxes                                                        $ 1,092,000            $    725,000            $   799,000

   Non-cash contributions in aid of construction and advances for
      construction conveyed to Company by developers                      $ 2,008,000            $  2,372,000            $ 1,356,000
- --------------------------------------------------------------------------==========================================================

See accompanying notes to consolidated financial statements.

Southwest Water Company and Subsidiaries

notes to consolidated financial statements

note 1. significant accounting policies

Description of Business: Southwest Water Company (the Company) and its subsidiaries provide water management services through contract and utility operations.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The principal subsidiaries are Suburban Water Systems (Suburban), New Mexico Utilities, Inc.
(NMUI) and ECO Resources, Inc. (ECO). All significant intercompany transactions have been eliminated.

Regulation: Suburban and NMUI conform to the Uniform System of Accounts prescribed by the California Public Utilities Commission (CPUC) and the New Mexico Public Utility Commission (NMPUC), respectively.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. This affects the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

Recognition of Revenues: Water utility revenues include amounts billed to customers and an estimated amount of unbilled revenue for water used to the end of the accounting period. Revenues from contract operations are recognized as services are performed.

Cash and Cash Equivalents: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Effective January 1, 1995, the Company adopted Statement of Financial Accounting Standard No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." At December 31, 1995, the Company had no derivative financial instruments, financial instruments with off-balance sheet risk or financial instruments with concentrations of credit risk.

Property, Plant and Equipment: The cost of additions to utility plant includes labor, material and interest. Interest of $122,000, $56,000 and $86,000 was capitalized in 1995, 1994 and 1993, respectively. The cost of utility plant retired, including net removal costs, is charged to accumulated depreciation. Depreciation expense on utility plant is recorded using the straight-line method. Depreciation expense of 3.2%, 3.3% and 3.4% of average gross depreciable plant was incurred during 1995, 1994 and 1993, respectively. Property, plant and equipment used in contract operations is depreciated on the straight-line method over estimated useful lives ranging from five to 30 years.

Other Assets: Included in other assets are regulatory assets representing amounts that will be recovered from utility customers through rate adjustments which have been authorized by the CPUC and NMPUC. Also included is land and associated costs no longer used in utility operations. Additionally, other assets include deferred debt expenses that are being amortized over the lives of the related debt issues. Effective January 1, 1996, the Company will be required to adopt Statement of Financial Accounting Standard No. 121 (SFAS No. 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Under SFAS No. 121, the Company will be required to review for impairment long-lived assets, including regulatory assets, as well as costs excluded from rate base by regulators. The Company anticipates that SFAS No. 121 will not have a material impact on the Company's results of operations or financial condition.

Income Taxes: Deferred income taxes have been provided for the effects of differences between financial reporting and income tax reporting. The most significant items are the tax effects of accelerated depreciation and advances for construction and contributions in aid of construction.

The Company has adopted Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes." Suburban and NMUI recorded additional deferred income taxes, as well as corresponding regulatory assets and regulatory liabilities as permitted by the CPUC and NMPUC. The regulatory assets and regulatory liabilities will be recovered from or refunded to utility customers through future rate adjustments.

Unamortized investment tax credits have been deferred and are amortized over the estimated productive lives of the related assets as allowed by the CPUC and the NMPUC.

Production Cost Balancing Accounts: Suburban records the difference between actual water production costs incurred and CPUC-adopted water production costs in balancing accounts in the income statement with a corresponding liability or asset on the balance sheet. Under current regulations, the differences recorded will be refunded to or recovered from utility customers through future CPUC-authorized rate adjustments.

Advances for Construction and Contributions in Aid of Construction: Advances for construction represent amounts advanced by developers primarily for water pipeline extensions. Advance contracts issued after June 1982 are refundable to the depositor at a rate of 2.5% each year over a 40-year period. Advance contracts issued prior to July 1982 are refundable over a 20-year period.

Contributions in aid of construction represent contributions in the form of cash, services or property received from developers, governmental agencies, municipalities or individuals for the purpose of constructing utility plant. Depreciation expense related to utility plant additions from contributions in aid of construction is charged as a reduction to contributions in aid of construction instead of depreciation expense.

Other Liabilities and Deferred Credits: Other liabilities and deferred credits include unamortized investment tax credits recorded by Suburban and NMUI as authorized by the CPUC and the NMPUC. Also included are regulatory liabilities representing amounts that will be refunded to utility customers through rate adjustments authorized by the CPUC and the NMPUC.

Reclassifications: Certain reclassifications have been made to the 1994 and 1993 consolidated financial statements to conform with the 1995 presentation.

Southwest Water Company and Subsidiaries

notes to consolidated financial statements

note 2. acquisition and disposition
of businesses

In 1993, ECO purchased from an unrelated party all of the common stock of Southern Municipal Services, Inc. (SMS) for $275,000. SMS provided contract operations and maintenance services for municipal utility districts. The transaction was accounted for under the purchase method. Goodwill of $275,000 was recorded on the transaction and is being amortized over 10 years on a straight-line basis. The operations of SMS have been included in the Company's consolidated financial statements since September 1993.

In 1993, the Company recorded a nonrecurring, pretax charge of $250,000, related to a loss on the liquidation of certain collateral associated with a note receivable from a former subsidiary.

note 3. utility property, plant and equipment

The components of utility property, plant and equipment at December 31, 1995 and 1994, are as follows:

- --------------------------------------------------------------------------------
                                           1995            1994
- --------------------------------------------------------------------------------
Land and land rights              $     522,000    $    494,000
Source of supply                      9,976,000       9,330,000
Pumping and purification              8,191,000       7,797,000
Transmission and distribution        77,794,000      70,553,000
General (including intangibles)       6,900,000       6,556,000
Construction work in progress         2,897,000       1,449,000
- --------------------------------------------------------------------------------
                                  $ 106,280,000    $ 96,179,000
- ----------------------------------==============================================

At December 31, 1995, substantially all of the Company's utility plant is pledged as collateral for the First Mortgage Bonds issued by the Company (Note
6).

Included in the general utility plant amounts in 1995 and 1994 is $698,000 for investments in two not-for-profit mutual water companies. The investments are recorded at cost and entitle the Company to certain water rights. The Company's investment in one of these mutual water companies is approximately 32%; however, the Company does not exercise significant operating and financial control over this mutual water company. The Company purchased water from these mutual water companies at a cost of approximately $1,511,000, $1,050,000 and $1,515,000 in 1995, 1994 and 1993, respectively.

note 4. lines of credit

At December 31, 1995, the Company had three revolving lines of credit totaling $14,500,000 that expire on various dates through 1996. During 1995, the Company increased its short-term borrowing capacity by $4,000,000. All borrowings are unsecured. Interest charged on borrowings under the lines of credit is at the banks' prime rates. Two of the lines of credit permit borrowing a minimum amount of $500,000 for a fixed period of time at an interest rate that is lower than the banks' existing prime rates. All of the lines of credit contain certain financial restrictions, and one of the lines of credit requires a commitment fee of 1% per year of the unused portion of the available line of credit, calculated and payable on a quarterly basis. The Company expects to renew and update these lines of credit in the normal course of business.

A summary of borrowings on the lines of credit is presented below:

- --------------------------------------------------------------------------------
                                                   1995               1994
- --------------------------------------------------------------------------------
Notes payable to banks at December 31        $8,175,000         $2,450,000
Weighted-average interest
   rate at December 31                             7.6%               7.6%
Maximum amount of borrowings
   outstanding at any month-end              $8,175,000         $3,750,000
Average borrowings                           $5,270,000         $2,758,000
Weighted-average interest rate                     7.8%               6.1%
- --------------------------------------------------------------------------------

note 5. other current liabilities

Included in other current liabilities at December 31, 1995 and 1994, are the following:

- --------------------------------------------------------------------------------
                                                 1995           1994
- --------------------------------------------------------------------------------
Accrued salaries, wages and benefits      $ 1,682,000    $ 1,425,000
Purchased water                               985,000      1,093,000
Current portion of advances
   for construction                           570,000        449,000
Accrued interest payable                      565,000        570,000
Franchise and other taxes                     555,000        650,000
Production cost balancing accounts            529,000        731,000
Accrued income taxes payable                  313,000             --
Accrued dividends payable                     252,000        249,000
Other                                       1,568,000        968,000
- --------------------------------------------------------------------------------
                                          $ 7,019,000    $ 6,135,000
- ------------------------------------------======================================

note 6. long-term debt

The long-term debt outstanding at December 31, 1995 and 1994, is summarized as follows:

- --------------------------------------------------------------------------------
                                            1995           1994
- --------------------------------------------------------------------------------
Suburban First Mortgage Bond,
   Series A, due 2006, at 8.93%
   interest rate,  with
   semiannual
   interest payments                $ 10,500,000   $ 11,400,000
Suburban First Mortgage Bond,
   Series B, due 2022, at 9.09%
   interest rate, with semiannual
   interest payments                   8,000,000      8,000,000
NMUI First Mortgage Bond,
   Series A, due 2002, at 8.86%
   interest rate, with semiannual
   interest payments                   2,000,000      2,000,000
Convertible subordinated
   debentures, due August 1995,
   at 9.50% interest rate                     --        141,000
- --------------------------------------------------------------------------------
                                      20,500,000     21,541,000
Less current maturities                  900,000      1,041,000
- --------------------------------------------------------------------------------
Long-term debt                      $ 19,600,000   $ 20,500,000
- ------------------------------------============================================

Southwest Water Company and Subsidiaries

notes to consolidated financial statements

Suburban's First Mortgage Bond, Series A, requires annual sinking fund payments of $900,000. The bond is nonrefundable and may not be redeemed prior to October 2, 2000. On October 2, 2000 and thereafter, the bond may be redeemed at the option of the Company at a price of par plus a call premium. Suburban's First Mortgage Bond, Series B, and NMUI's First Mortgage Bond, Series A, do not require annual sinking fund payments. These bonds are nonrefundable and may be redeemed at any time by the Company at a price of par plus a call premium. Additional mortgage bonds may be issued, subject to the provisions of the indentures. Substantially all of the Company's utility plant is pledged as collateral for these bonds (Note 3). Each indenture limits the amount of cash and property dividends that Suburban and NMUI may pay to the Company. At December 31, 1995 and 1994, the combined indenture limits totaled $7,964,000 and $6,100,000, respectively.

The 9.50% convertible subordinated debentures matured and were retired on August 15, 1995. Prior to their redemption, the debentures were convertible into common stock at the rate of one share for each $2.55 of principal. At December 31, 1994, there were 55,000 common shares reserved for the conversion.

Aggregate annual maturities and sinking fund requirements of all long-term debt for the five years ending December 31, 2000, are $900,000 each year.

note 7. income taxes

The components of the current and deferred income tax provisions are as follows:

- --------------------------------------------------------------------------------
                                        1995        1994        1993
- --------------------------------------------------------------------------------
Current tax expense:
   Federal                       $   803,000   $ 395,000   $ 278,000
   State                             356,000      73,000     252,000
- --------------------------------------------------------------------------------
                                   1,159,000     468,000     530,000
- --------------------------------------------------------------------------------
Deferred income taxes (benefits):
   Depreciation                      965,000     261,000   1,606,000
   Production cost
      balancing accounts              80,000      89,000    (379,000)
   Investment tax credits             26,000     (37,000)   (596,000)
   Contributions in aid
      of construction
      and advances
      for construction            (1,148,000)   (539,000)    (40,000)
   Gains on condemnation
      of land                        (56,000)    (65,000)    (18,000)
   Reserves                          (56,000)    (42,000)    165,000
   Deferred debt expenses             (6,000)     (9,000)    (62,000)
   Litigation settlements                 --     570,000    (570,000)
   Other, net                        173,000      40,000       4,000
                                     (22,000)    268,000     110,000
Change in regulatory assets and
   regulatory liabilities, net      (167,000)     28,000    (591,000)
Investment tax credit
   amortization                      (49,000)    (49,000)    (49,000)
- --------------------------------------------------------------------------------
                                 $   921,000   $ 715,000   $      --
- ---------------------------------===============================================

A reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:
- --------------------------------------------------------------------------------
                                   1995       1994         1993
- --------------------------------------------------------------------------------
Provision computed
   at statutory rates             34 %        34%         34 %
Depreciation                       3 %         4%         60 %
Amortization of goodwill           1 %         2%         20 %
State income taxes,
   net of federal tax benefit      2 %         2%        (64)%
Investment tax credits            (2)%        (3)%       (38)%
Other, net                         1 %         1%        (12)%
- --------------------------------------------------------------------------------
                                  39 %        40%         -- %
- ---------------------------------===============================================

Net deferred income taxes consist of the following at December 31, 1995 and
1994:
- --------------------------------------------------------------------------------
                                         1995              1994
- --------------------------------------------------------------------------------
Deferred income tax assets:
   Contributions in aid of
      construction and advances
      for construction           $  3,393,000      $  2,245,000
   Investment tax credits             607,000           633,000
   Production cost
      balancing accounts              210,000           290,000
   Reserves                           193,000           137,000
   Other                              192,000           278,000
- --------------------------------------------------------------------------------
                                    4,595,000         3,583,000
- --------------------------------------------------------------------------------

Deferred income tax liabilities:
   Depreciation                    (6,542,000)       (5,577,000)
   Gains on condemnation of land     (882,000)         (938,000)
   Deferred debt expenses            (125,000)         (131,000)
   Other                             (284,000)         (197,000)
- --------------------------------------------------------------------------------
                                   (7,833,000)       (6,843,000)
- --------------------------------------------------------------------------------
Net deferred income taxes        $ (3,238,000)     $ (3,260,000)
- ---------------------------------===============================================

Management regularly reviews the recoverability of deferred income tax assets and has determined that no valuation allowances were necessary at December 31, 1995 or 1994.

Southwest Water Company and Subsidiaries

notes to consolidated financial statements

note 8. earnings per share

Primary earnings per share are calculated using the weighted-average number of shares and dilutive common equivalent shares outstanding during each year after recognition of dividend requirements on preferred shares. Common equivalent shares arise from stock options. In 1994 and 1993, fully diluted earnings per share were computed based upon the average number of common shares and dilutive common equivalent shares outstanding, assuming the 9.50% convertible subordinated debentures were converted at the beginning of the year and the related interest for the year, net of income taxes, was eliminated. In 1995, the 9.50% convertible debentures were retired.

note 9. stockholders' equity

The Company is currently authorized to issue 10,000,000 common shares at a par value of $.01 per share. There were 2,453,386 and 2,414,061 shares outstanding at December 31, 1995 and 1994, respectively. The Company is also currently authorized to issue 250,000 preferred shares at a par value of $.01 per share. There were 10,3731/4 Series A preferred shares outstanding at both December 31, 1995 and 1994. The holders of Series A shares are entitled to annual dividends of $2.625 per share. Series A shares are callable by the Company at a price equal to $52 per share and have a preference in liquidation of $50. There were 220 Series D preferred shares outstanding at December 31, 1994. The holders of Series D shares were entitled to annual dividends of $2.75 per share. The Company fully redeemed the Series D shares in January 1995.

In December 1995, the Company declared a 5% stock dividend of 122,669 shares to stockholders of record on January 2, 1996. At December 31, 1995, retained earnings were charged approximately $1,211,000, which represents the market value of the shares issued using the closing price of the Company's common stock on January 2, 1996 ($97/8). A corresponding entry of approximately $1,210,000 was recorded to paid-in capital. The weighted-average outstanding common shares, the primary and fully diluted earnings per share, as well as cash dividends per common share, shown in the Company's Consolidated Statements of Income, have been restated to reflect the 5% stock dividend.

The Company has a dividend reinvestment and stock purchase plan that allows common stockholders the option of receiving their dividends in cash or common stock at a 5% discount from the market value. The plan permits optional cash purchases of stock at current market values to a maximum of $3,000 per quarter. At December 31, 1995, 159,638 common shares were reserved for issuance under this plan.

note 10. stock compensation plans

At December 31, 1995, the Company has two stock-based compensation plans: a Stock Option Plan and an Employee Stock Purchase Plan. The Company applies APB Opinion No. 25 "Accounting for Stock Issued to Employees," and related Interpretations in accounting for these plans. For the restricted stock issued under the Stock Option Plan, compensation expense of $24,000, $13,000 and $29,000 was recorded in 1995, 1994 and 1993, respectively. Compensation expense of approximately $3,300, $5,400 and $9,500 was recorded in 1995, 1994 and 1993, respectively, for the Company's Employee Stock Purchase Plan.

If compensation cost for the Company's two stock-based compensation plans had been determined consistent with FASB Statement No. 123 (SFAS No. 123) "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been as follows:

- --------------------------------------------------------------------------------
                                                          1995
- --------------------------------------------------------------------------------
Net income available for          As reported      $ 1,412,000
   common shares                  Pro forma        $ 1,403,000
- --------------------------------------------------------------------------------
Primary earnings per share        As reported      $      0.55
                                  Pro forma        $      0.55
- --------------------------------------------------------------------------------
Fully diluted earnings per share  As reported      $      0.55
                                  Pro forma        $      0.55
- --------------------------------------------------------------------------------

Stock Option Plan (the Plan): In 1988, the stockholders approved the Plan and reserved 150,000 shares for issuance under the Plan. In 1993, the stockholders approved an amendment to the Plan (the Amendment), which provided for an increase of 100,000 shares reserved for issuance under the Plan, and extended the grant dates to February 17, 2003. In addition, the Amendment eliminated any future grants of restricted stock and amended certain provisions with respect to the outstanding restricted stock issued. A total of 262,500 shares are authorized for issuance under the Plan, including adjustment for the 5% stock dividend on January 2, 1996.

The Plan allows the Company to grant nonqualified stock options to officers, certain directors and employees at exercise prices not less than the fair market value of the Company's common stock on the last trading date preceding the date of grant. Generally, options vest over a period of five years and expire 10 years from the date of grant.

Restricted stock issued to officers is held in escrow until the restrictions lapse. Restricted stock issued prior to October 22, 1991, vests 10 years after grant. Restricted stock issued after October 22, 1991, was subject to repurchase by the Company. Unearned compensation of $238,000 related to the issuance of 15,488 shares (adjusted for the 5% stock dividend on January 2, 1996) of restricted stock is being amortized over the vesting period. During 1994, 2,000 shares were repurchased and cancelled by the Company after the resignation of an officer. During 1993, 3,285 shares of restricted stock were released from escrow to a former officer of Suburban.

In the table on page 21, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1994: dividend yield of 4.6%; expected volatility of 34%; risk-free interest rate of 6.6%; and an expected life of eight years.

A summary of the status of the Company's Plan as of December 31, 1995, 1994 and 1993, and changes during the years ended on those dates is presented below:

- ------------------------------------------------------------------------------------------------------------------------------------

                                                      1995                            1994                            1993
- ------------------------------------------------------------------------------------------------------------------------------------

                                                    Weighted-Average                Weighted-Average                Weighted-Average
Fixed Options                               Shares    Exercise Price       Shares     Exercise Price      Shares      Exercise Price
- ------------------------------------------------------------------------------------------------------------------------------------

Outstanding at beginning of year           117,224           $ 14.08       124,268           $ 14.74        124,583          $ 14.74

Granted                                     33,900              8.44        23,630              9.29            --                --

Forfeited                                  (12,548)            13.98       (30,674)            13.05           (315)           14.76

                                           -------                        --------                         --------
Outstanding at end of year                 138,576             12.71       117,224             14.08        124,268            14.74
- ------------------------------------------========                        ========                         ========
Options exercisable at year-end             80,852                          72,629                           64,218
- ------------------------------------------========                        ========                         ========
Weighted-average fair value of
   options granted during the year        $   2.44                        $   2.69                         $     --
- ------------------------------------------========                        ========                         ========

- --------------------------------------------------------------------------------
The following table summarizes information about fixed stock options outstanding at December 31, 1995:
- ------------------------------------------------------------------------------------------        ----------------------------------
                                                        Options Outstanding                               Options Exercisable
- ------------------------------------------------------------------------------------------        ----------------------------------
                                           Number     Weighted-Average                                   Number
                                      Outstanding    Remaining Contract-   Weighted-Average          Exercisable    Weighted-Average
Range of Exercise Prices               at 12/31/95   ual Life in Years     Exercise Price           at 12/31/95      Exercise Price
- ------------------------------------------------------------------------------------------        ----------------------------------
$8 to $10                                   50,370                  9.0             $ 8.74                3,651              $ 9.29
12 to 15                                    48,201                  4.9              14.03               39,716               14.17
15 to 17                                    40,005                  4.6              16.10               37,485               16.13
- ------------------------------------------------------------------------------------------        ----------------------------------
$8 to $17                                  138,576                  6.3             $12.71               80,852              $ 14.86
- -----------------------------------------------------------------------------------------         ----------------------------------

Employee Stock Purchase Plan (ESPP): The Company has an ESPP, approved by the stockholders, that allows eligible employees to purchase common stock through payroll deductions in an amount up to 10% of their salary (not to exceed $25,000 per year). The purchase price of the stock is 90% of the lower of the beginning of period or end of period stock price. Under the ESPP, the Company issued 3,277 shares, 5,851 shares and 3,584 shares to employees in 1995, 1994 and 1993, respectively. At December 31, 1995, 186,092 common shares were reserved for issuance under the ESPP. Under SFAS No. 123, compensation cost is recognized for the fair value of the employees' purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 1995: dividend yield of 4.6%; an expected life of one year; expected volatility of 34%; and risk-free interest rate of 6.6%. The weighted-average fair value of those purchase rights granted in 1995 was $1.72, which resulted in compensation expense of $5,640 and is included in the pro forma net income available for common shares amount shown in the table on page 20.

note 11. employee benefit plans

Defined Benefit Plan: The Company has a noncontributory pension plan (the pension plan) under which employees of the parent company, Suburban and NMUI who have one or more years of service and have attained the age of 21 years are qualified to participate. The Company funds annually the minimum required statutory amount. In January 1995 and 1994, the Company contributed $531,000 and $516,000, respectively, to the pension plan. No contributions were required in 1993. The benefits are based on employees' years of service and their average compensation during the highest five consecutive years of the last 10 years before retirement. Benefits are reduced if a participant retires early.

- --------------------------------------------------------------------------------
Years Ended December 31,                1995       1994        1993
- --------------------------------------------------------------------------------
Service cost - benefits
   earned during the period        $  406,000  $ 548,000   $ 357,000
Interest cost on projected
   benefit obligation                 556,000    555,000     484,000
Actual return on plan assets         (912,000)   303,000    (750,000)
Net amortization and deferral         243,000   (961,000)    126,000
- --------------------------------------------------------------------------------
Net pension expense                $  293,000  $ 445,000   $ 217,000
- -----------------------------------=============================================

Southwest Water Company and Subsidiaries

notes to consolidated financial statements

The funded status at December 31, 1995 and 1994, is reconciled to accrued expense as follows:

- --------------------------------------------------------------------------------
                                                      1995                 1994
- --------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Accumulated benefit obligation                    $ (5,699,000)     $(4,687,000)
Effect of increase in compensation levels           (1,935,000)      (1,855,000)
- --------------------------------------------------------------------------------
Projected benefit obligation for service
   rendered through December 31                     (7,634,000)      (6,542,000)
Plan assets at fair value                            8,288,000        7,121,000
- --------------------------------------------------------------------------------
Plan assets in excess of
   projected benefit obligation                        654,000          579,000
Unrecognized net asset at transition date             (872,000)        (997,000)
Unrecognized prior service cost                       (174,000)        (185,000)
Unrecognized net gain
   from past experience, different
   from that assumed and effects
   of changes in assumptions                           (40,000)         (67,000)
- --------------------------------------------------------------------------------
Accrued expense                                   $   (432,000)     $ ( 670,000)
- --------------------------------------------------==============================

Included in the accumulated benefit obligation are vested benefits of $5,634,000 and $4,583,000 at December 31, 1995 and 1994, respectively. Approximately 90% of pension plan assets are invested in two mutual funds consisting of investments in stocks, bonds and money market investments, and a group retirement policy consisting of a guaranteed insurance contract. The remaining 10% of pension plan assets are invested primarily in the Company's common stock. The pension plan owns 67,267 common shares of the Company (after adjusting for the 5% stock dividend on January 2, 1996), which had a market value of approximately $647,000 and $545,000 at December 31, 1995 and 1994, respectively. The pension plan received dividends on these shares of approximately $26,000 in 1995 and 1994, and $53,000 in 1993.

The following represent actuarial assumptions used at December 31, 1995, 1994 and 1993:

- --------------------------------------------------------------------------------
                                        1995     1994     1993
- --------------------------------------------------------------------------------
Discount rate                           7.5%     8.5%     7.25%
Compensation level increase             4.5%     5.5%     6.0 %
Expected long-term rate of
   return on assets                     8.0%     7.5%     7.5 %
- --------------------------------------------------------------------------------

Defined Contribution Plans: The Company has established a 401(k) profit-sharing plan (ECO 401(k) Plan) covering employees of its contract operations business. The ECO 401(k) Plan provides for monthly enrollment by employees after the completion of three months of service. Participants may elect to contribute up to 15% of their salary to the ECO 401(k) Plan. The Company matches a participant's contribution for an amount up to 50% of the first 4% of the participant's salary. Company contributions vest immediately. Company contributions to the ECO 401(k) Plan were $104,000, $91,000 and $77,000 in 1995, 1994 and 1993, respectively. The assets of the ECO 401(k) Plan are invested at the discretion of the individual employees in mutual funds consisting of stocks, bonds and money market investments.

The Company also has established a 401(k) plan (the Utility 401(k) Plan) covering employees of the parent company, Suburban and NMUI. The Utility 401(k) Plan provides for monthly enrollment after the completion of three months of service and allows participants to contribute up to 15% of their salary. The Utility 401(k) Plan does not provide for Company contributions. The assets of the Utility 401(k) Plan are invested at the discretion of the individual employees in mutual funds consisting of stocks, bonds and money market investments.

note 12. litigation settlements

In January 1994, Suburban reached out-of-court settlements of two lawsuits arising from a chlorine gas leak that occurred in October 1990 at a water distribution facility, and made an aggregate cash payment of approximately $1,437,000. In 1993, the Company recorded a nonrecurring charge of $.35 (after adjusting for the 5% stock dividend on January 2, 1996) per fully diluted share related to the cash payment; however, the full impact on 1993 earnings was $.54 (after adjusting for the 5% stock dividend on January 2, 1996) per fully diluted share, including the impact of $822,000 in defense costs. At the date of the chlorine gas incident, the Company and Suburban maintained liability insurance coverage; however, the primary and excess liability insurance carrier declined to defend or indemnify Suburban on the basis of applicable exclusions in the policies.

note 13. commitments and contingencies

The Company leases certain equipment and office facilities under operating leases that expire through 2003. Aggregate rental expense under all operating leases approximated $1,989,000 in 1995, $1,724,000 in 1994 and $1,244,000 in
1993. At December 31, 1995, the minimum rental commitments under existing noncancelable operating leases are as follows: 1996 - $2,029,000; 1997 - $1,735,000; 1998 - $1,183,000; 1999 - $767,000; 2000 - $445,000; and thereafter
- - $725,000.

The Company is the subject of certain litigation arising from the ordinary course of operations. The Company believes the ultimate resolution of such matters will not materially affect its consolidated financial condition, results of operations or cash flow.

From 1989 through 1995, Suburban recorded pretax gains on five land transactions which aggregated $1,900,000. In 1994, the CPUC ruled on the 1989 sale and allowed Suburban to retain $210,000 in income, in accordance with CPUC accounting regulations, as opposed to distributing it to ratepayers in the form of water rate reductions. The Water Utility Infrastructure Improvement Act of 1995 provides that water utilities selling real property that is no longer necessary or useful may invest the net proceeds in utility plant. Any net proceeds (and the interest thereon) not invested in an eight-year period shall be allocated to ratepayers. While Suburban's remaining transactions from the 1989-1995 period are subject to CPUC review, the proceeds were invested in utility plant, and, therefore, management believes these gains should not affect water rates. No regulatory liability has been recorded in the accompanying consolidated financial statements.

Southwest Water Company and Subsidiaries

independent auditors' report

To the Board of Directors and Stockholders of Southwest Water Company:

We have audited the accompanying consolidated balance sheets of Southwest Water Company and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in common stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southwest Water Company and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/KPMG Peat Marwick LLP

Los Angeles, California
January 23, 1996


report of management

The consolidated financial statements and other financial information contained in this report have been prepared by the management of Southwest Water Company, which has directed considerable effort to ensure the integrity and objectivity of such information. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles deemed appropriate under the circumstances and include amounts based on the best estimates and judgments of management. All of the financial information in this report is consistent with that in the consolidated financial statements.

The Company maintains a system of internal accounting control designed to provide reasonable assurance that assets are protected from improper use and to produce records sufficient to prepare reliable financial information. The system is augmented by careful selection and training of qualified personnel, division of responsibilities, delegation of authority and communication programs for the entire organization that demand high standards of professional and financial integrity from management.

The Company's independent auditors are responsible, under generally accepted auditing standards, to perform a review of the system of internal accounting control in sufficient detail to design their audit tests and to express their opinion on the consolidated financial statements in accordance with such standards.

The Board of Directors, through its Audit Committee consisting solely of outside directors, oversees management's responsibilities in the preparation of financial statements and selects the independent auditors, subject to stockholder ratification. The Audit Committee meets regularly with management and the independent auditors. The Company's independent auditors have full and free access to the Audit Committee.

/s/ Anton C. Garner                         /s/ Peter J. Moerbeek

Anton C. Garnier                            Peter J. Moerbeek
President and                               Vice President Finance and
Chief Executive Officer                     Chief Financial Officer

Southwest Water Company and Subsidiaries

unaudited quarterly financial information

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands except per share amounts)
- ------------------------------------------------------------------------------------------------------------------------------------
1995 Quarter Ended(1)                                       March 31               June 30          September 30         December 31
- ------------------------------------------------------------------------------------------------------------------------------------

Operating revenues                                          $ 11,290              $ 13,329              $ 16,848             $15,340

Operating income                                                 151                 1,003                 1,943               1,335

Net income (loss)                                               (171)                  248                   806                 556

Net income (loss) available for common shares                   (178)                  241                   799                 550

Primary earnings (loss) per common share                       (0.07)                  .09                   .31                 .21

Fully diluted earnings (loss) per common share                 (0.07)                  .09                   .31                 .21

- ------------------------------------------------------------------------------------------------------------------------------------
1994 Quarter Ended(1)                                       March 31               June 30          September 30         December 31
- ------------------------------------------------------------------------------------------------------------------------------------
Operating revenues                                          $ 11,102              $ 12,694              $ 14,533             $12,603

Operating income                                                 262                   925                 1,623               1,039

Net income (loss)                                               (131)                  241                   650                 297

Net income (loss) available for common shares                   (138)                  234                   643                 290

Primary earnings (loss) per common share                        (.06)                  .09                   .25                 .11

Fully diluted earnings (loss) per common share                  (.06)                  .09                   .25                 .11
- ------------------------------------------------------------------------------------------------------------------------------------

(1) The fluctuations in operating revenues and operating income between quarters reflect the seasonal nature of the water utility and contract operations. Primary and fully diluted earnings (loss) per common share have been restated to reflect the 5% stock dividend on January 2, 1996.


market and dividend information

The following table sets forth the range of market prices of Southwest Water Company's common shares. Such prices reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions. High and low market price ranges shown below, as well as cash dividends, have been restated to reflect the 5% stock dividend on January 2, 1996. The shares are traded on the Nasdaq Stock Market -- symbol SWWC. The current quarterly dividend rate is $.10 per share. At December 31, 1995, there were 2,029 stockholders of record.

- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                      1995                                      1994

- ------------------------------------------------------------------------------------------------------------------------------------

                                                                        Market Price Range                        Market Price Range

                                                        Dividends          High       Low        Dividends       High        Low
- ------------------------------------------------------------------------------------------------------------------------------------

1st Quarter                                                 $.095         $8 37/64   $7 9/64        $ .095    $10 23/32   $8 21/64
2nd Quarter                                                  .095          9  3/64    7 3/8           .095     11 43/64    8  3/32
3rd Quarter                                                  .095          9  3/64    7 5/8           .095     10 15/32    7 55/64
4th Quarter                                                  .095          9 17/32    7 55/64         .095      9  9/32    7  9/64
- ------------------------------------------------------------------------------------------------------------------------------------


24