Form 10-K405, Exhibit 13
period 1996-12-31
SOUTHWEST WATER CO
filed 1997-03-28
CIK 92472

                                                                    EXHIBIT 13.1
FINANCIAL HIGHLIGHTS

                                                                   (in thousands except per share amounts)
----------------------------------------------------------------------------------------------------------
For the Years Ended December 31,                        1996(1)(2)               1995(1)(2)(3)      Change
----------------------------------------------------------------------------------------------------------
Operating revenues                                  $ 66,145                 $ 56,807                  16%
Net income                                             1,923                    1,439                  34%
Earnings per common share                               0.61                     0.46                  33%
Cash dividends per common share                         0.34                     0.32                   6%
Total assets                                         111,416                   97,456                  14%

Stockholders' equity                                  30,400                   29,246                   4%

Book value per common share                             9.57                     9.29                   3%
----------------------------------------------------------------------------------------------------------

(1) Earnings per common share and book value per common share have been adjusted to reflect stock dividends of 20% on January 2, 1997 and 5% on January 2, 1996.

(2) Cash dividends of $.408 and $.40 per share paid in 1996 and 1995, respectively, have been restated to reflect the stock dividends of 20% on January 2, 1997 and 5% on January 2, 1996.

(3) Net income includes net gain of $50,000, or .02 per share, from sale of surplus land.

UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                                  (in thousands except per share amounts)
----------------------------------------------------------------------------------------------------------
1996 Quarter Ended (1)                         March 31        June 30      September 30       December 31
----------------------------------------------------------------------------------------------------------
Operating revenues                              $13,989        $17,438           $18,476           $16,242
Operating income                                    403          1,613             2,109             1,609
Net income (loss)                                  (125)           563               866               619
Net income (loss) available for common shares      (132)           556               860               612
Earnings (loss) per common share                  (0.04)          0.18              0.28              0.20

----------------------------------------------------------------------------------------------------------
1995 Quarter Ended (1)                         March 31        June 30      September 30       December 31
----------------------------------------------------------------------------------------------------------
Operating revenues                              $11,290        $13,329           $16,848           $15,340
Operating income                                    151          1,003             1,943             1,335
Net income (loss)                                  (171)           248               806               556
Net income (loss) available for common shares      (178)           241               799               550
Earnings (loss) per common share                  (0.06)          0.08              0.26              0.18

(1) The fluctuations in operating revenues and operating income between quarters reflect the seasonal nature of the water utility and contract operations. Earnings (loss) per common share have been restated to reflect the stock dividends of 20% on January 2, 1997 and 5% on January 2, 1996.

SELECTED FINANCIAL DATA

                                                           (in thousands except per share amounts and number of customers)
---------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                      1996          1995          1994           1993          1992
---------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Operating revenues                                         $66,145       $56,807       $50,932        $48,218       $44,482
Operating income                                            $5,734        $4,432        $3,849         $3,421        $5,305
Gains on sale of land                                            -           $84             -            $67             -
Litigation settlements                                           -             -             -        ($1,437)            -
Net income                                                  $1,923        $1,439        $1,057           $127        $2,300
Net income available for common shares                      $1,896        $1,412        $1,029            $99        $2,271
----------------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA (1)
Earnings per common share                                    $0.61         $0.46         $0.34          $0.03         $0.77
Cash dividends per common share                              $0.34         $0.32         $0.32          $0.53         $0.73
Weighted average outstanding common shares                   3,112         3,076         3,031          2,990         2,941
---------------------------------------------------------------------------------------------------------------------------
STATISTICAL DATA
Working capital (deficit)                                  ($4,079)      ($7,266)      ($1,951)        $1,161        $6,765
Capital additions                                          $15,212       $11,866        $8,684         $7,133        $4,914
Property, plant and equipment, net                         $91,414       $80,267       $72,136        $67,076       $63,506
Total assets                                              $111,416       $97,456       $86,834        $85,848       $83,672
Long-term debt                                             $30,700       $19,600       $20,500        $21,550       $22,455
Stockholders' equity                                       $30,400       $29,246       $28,532        $28,176       $29,153
Return on average common equity                               6.5%          5.0%          3.7%           0.4%          8.0%
Number of utility customers                                 70,976        70,023        69,012         68,721        68,146
===========================================================================================================================

(1) Earnings per common share, cash dividends per common share and weighted average outstanding common shares have been adjusted to reflect stock dividends of 20% on January 2, 1997 and 5% on January 2, 1996.

MARKET AND DIVIDEND INFORMATION

The following table sets forth the range of market prices of Southwest Water Company's common shares. The prices reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions. High and low market price ranges shown below, as well as cash dividends, have been restated to reflect stock dividends of 20% on January 2, 1997, and 5% on January 2, 1996. The shares are traded on the NASDAQ stock market - symbol SWWC. The current quarterly dividend rate is $.09 per common share after adjusting for the 20% stock dividend on January 2, 1997. At December 31, 1996, there were 2,059 stockholders of record.

                                                                1996                                           1995
-------------------------------------------------------------------------------------------------------------------
                                                  Market Price Range                             Market Price Range
                           Dividends            High             Low        Dividends           High            Low
-------------------------------------------------------------------------------------------------------------------
1st Quarter                   $0.083       $10 13/64        $7 13/16           $0.079       $7  9/64       $5 61/64
2nd Quarter                    0.083        10 27/64         8   1/8            0.079        7 35/64       6   5/32
3rd Quarter                    0.083        13 21/64         9 11/64            0.079        7 35/64       6  11/32
4th Quarter                    0.090        14   3/4        10                  0.079        7 15/16       6  35/64
-------------------------------------------------------------------------------------------------------------------