Form 10-K405, Exhibit 13
period 1997-12-31
SOUTHWEST WATER CO
filed 1998-03-27
CIK 92472

EXHIBIT 13.1


UNAUDITED QUARTERLY FINANCIAL INFORMATION
Southwest Water Company

                                                                       (in thousands except per share data)
1997 Quarter Ended (1)                                 March 31        June 30        September 30        December 31
------------------------------------------------------------------------------------------------------------------------
Operating revenues                                     $ 15,432        $ 18,469       $ 19,975            $ 17,129
Operating income                                            804           2,104          2,727               1,580
Net income                                                   64             807          1,192                 538
Net income available for common shares                       57             800          1,186                 531
Basic earnings per common share                            0.02            0.24           0.36                0.16
Diluted earnings per common share                          0.01            0.24           0.35                0.16



1996 Quarter Ended (1)                                 March 31        June 30        September 30        December 31
------------------------------------------------------------------------------------------------------------------------

Operating revenues                                     $ 13,989        $ 17,438       $ 18,476            $ 16,242
Operating income                                            403           1,163          2,109               1,609
Net income (loss)                                          (125)            563            866                 619
Net income (loss) available for common shares              (132)            556            860                 612
Basic earnings (loss) per common share                    (0.04)           0.17           0.26                0.19
Diluted earnings (loss) per common share                  (0.04)           0.17           0.26                0.18

(1) The fluctuations in operating revenues and operating income between quarters reflect the seasonal nature of the water utility and contract operations. Earnings (loss) per common and diluted share have been restated to reflect stock dividends of five percent on January 2, 1998 and 20 percent on January 2, 1997.

SELECTED FINANCIAL DATA
Southwest Water Company

                                                                       (in thousands except per share data)
Years Ended December 31,                                  1997            1996           1995         1994           1993
--------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Operating revenues                                     $ 71,005        $ 66,145       $ 56,807      $ 50,932      $ 48,218
Operating income                                       $  7,215        $  5,734       $  4,432      $  3,849      $  3,421
Gains on sale of land                                  $    -          $    -         $     84      $    -        $     67
Net income                                             $  2,601        $  1,923       $  1,439      $  1,057      $    127
Net income available for common shares                 $  2,574        $  1,896       $  1,412      $  1,029      $     99
--------------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA (1)
Earnings per common share:
  Basic                                                $   0.78        $   0.58       $   0.44      $   0.32     $    0.03
  Diluted                                              $   0.76        $   0.57       $   0.44      $   0.32     $    0.03
Cash dividends per common share                        $   0.35        $   0.32       $   0.30      $   0.30     $    0.50
Weighted average outstanding common shares:
  Basic                                                   3,303           3,269          3,230         3,183         3,140
  Diluted                                                 3,374           3,322          3,230         3,240         3,140

STATISTICAL DATA
Working capital (deficit)                                (6,658)         (4,079)        (7,266)       (1,951)        1,161
Capital additions                                        15,202          15,212         11,866         8,684         7,133
Property, plant and equipment, net                      102,136          91,414         80,267        72,136        67,076
Total assets                                            123,100         111,416         97,456        86,834        85,848
Long-term debt                                           29,800          30,700         19,600        20,500        21,550
Stockholders' equity                                     32,427          30,400         29,246        28,532        28,176
Return on average common equity                             8.3%            6.5%           5.0%          3.7%          0.4%
Number of utility customers                              72,319          70,976         70,023        69,012        68,721

(1) Earnings per common share, cash dividends per common share and weighted average outstanding common shares have been adjusted to reflect stock dividends of five percent on January 2, 1998 and 20 percent on January 2, 1997.

MARKET AND DIVIDEND INFORMATION
Southwest Water Company

The following table sets forth the range of market prices of Southwest Water Company's common shares. The prices reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions. High and low market price ranges shown below, as well as cash dividends, have been restated to reflect stock dividends of five percent on January 2, 1998, and 20 percent on January 2, 1997. The shares are traded on the NASDAQ stock market - symbol SWWC. The current quarterly dividend rate is $.09 per common share after adjusting for the five percent stock dividend on January 2, 1998. At December 31, 1997, there were 2,077 stockholders of record.


                                                                   1997                                                 1996
                                                ------------------------------------------------------------------------------------
                                                                    Market Price Range                          Market Price Range
                                                                   ---------------------                       ---------------------
                                                    Dividends        High          Low         Dividends         High          Low
------------------------------------------------------------------------------------------------------------------------------------
1st Quarter                                          $ 0.086      $ 14.762      $ 11.429       $ 0.079        $  9.722       $ 7.440
2nd Quarter                                          $ 0.086      $ 13.333      $ 11.071       $ 0.079        $  9.921       $ 7.738
3rd Quarter                                          $ 0.086      $ 13.571      $  9.762       $ 0.079        $ 12.698       $ 8.730
4th Quarter                                          $  .09       $ 18.810      $ 12.619       $ 0.086        $ 14.048       $ 9.524


FINANCIAL HIGHLIGHTS
Southwest Water Company


For the Years Ended December 31,                          1997                 1996(1)(2)                   Change
------------------------------------------------------------------------------------------------------------------------
Operating revenues                                    $  71,005                $  66,145                        7%
Net income                                                2,601                    1,923                       35%
Basic earnings per common share                            0.78                     0.58                       34%
Diluted earnings per common share                          0.76                     0.57                       33%
Cash dividends per common share                            0.35                     0.32                        9%
Total assets                                            123,100                  111,416                       10%
Stockholders' equity                                     32,427                   30,400                        7%
Book value per common share                                 9.58                     9.11                       5%

(1) Earnings per common share and book value per common share have been adjusted to reflect stock dividends of five percent on January 2, 1998 and 20% on January 2, 1997.
(2) Cash dividends of $.365 and $.408 per share paid in 1997 and 1996, respectively, have been restated to reflect the stock dividends of five percent on January 2, 1998 and 20 percent on January 2, 1997.